As filed with the Securities and Exchange Commission on March 26, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RSC EQUIPMENT RENTAL, INC.

Arizona (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	86-0933835 (I.R.S. Employer Identification Number)
RSC HOLDINGS III, LLC

Delaware (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	41-2218971 (I.R.S. Employer Identification Number)

6929 E. Greenway Parkway
Scottsdale, AZ 85254
(480) 905-3300
(Address, including ZIP code, and telephone number,
including area code, of registrant’s principal executive offices)

Kevin J. Groman, Esq.
Senior Vice President, General Counsel and Corporate Secretary
RSC Equipment Rental, Inc.
RSC Holdings III, LLC
(Name, address, including ZIP code, and telephone number,
including area code, of agent for service)

With a copy to:

Matthew E. Kaplan, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit (1)	Offering Price	Fee (2)
10 1/4% Senior Notes due 2019	$200,000,000	100%	$200,000,000	$14,260

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The registration fee has been calculated under Rule 457(f)(2) of the Securities Act.

The Registrants hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 26, 2010

RSC EQUIPMENT RENTAL, INC.
and
RSC HOLDINGS III, LLC

Offer to Exchange
$200,000,000 Outstanding
10 1/4% Senior Notes due 2019
for $200,000,000 Registered
10 1/4% Senior Notes due 2019

The New Notes:

•	The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old notes, and will not entitle their holders to registration rights.

Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

The Exchange Offer:

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on , 2010, unless extended.

•	No public market currently exists for the old notes or the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

Cautionary Statement for Forward-Looking Information	iv
Market and Industry Data	v
Trademarks and Service Marks	v
Summary	1
Risk Factors	12
The Exchange Offer	31
Use of Proceeds	40
Description of Certain Indebtedness	41
Description of Notes	49
Certain United States Federal Income Tax Considerations	107
Certain ERISA Considerations	108
Plan of Distribution	109
Legal Matters	110
Experts	110
Where You Can Find Additional Information	110
Incorporation of Documents By Reference	110
EX-3.6
EX-5.1
EX-5.2
EX-5.3
EX-10.3
EX-10.4
EX-10.5
EX-10.12
EX-10.14
EX-10.17
EX-10.18
EX-12.1
EX-23.1
EX-24.1
EX-24.2
EX-25.1
EX-99.1
EX-99.2
EX-99.3

We have not authorized anyone to give you any information or to make any representations about us or the exchange offer we discuss in this prospectus other than the information contained or incorporated by reference in this prospectus, any free writing prospectus prepared by us or any other information to which we have specifically referred you. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In making an investment decision, investors must rely on their own examination of the issuers and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

In connection with the exchange offer, we have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, under the Securities Act of 1933, relating to the new notes to be issued in the exchange offer. As permitted by the rules of the SEC, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual

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reference only. You may also read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

RSC Equipment Rental, Inc.
RSC Holdings III, LLC
6929 E. Greenway Pkwy
Scottsdale, AZ 85254
Attn: Investor Relations
(408) 905-3300

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by          , 2010.

Unless the context otherwise requires, in this prospectus, (i) “RSC” means RSC Equipment Rental, Inc., our primary operating company and an indirect wholly owned subsidiary of RSC Holdings, (ii) “RSC Holdings” means RSC Holdings Inc., our ultimate parent company, (iii) “we,” “us” and “our” mean RSC and its consolidated subsidiaries and, when used in connection with disclosure relating to indebtedness incurred under the Senior Credit Facilities and in connection with the issuance of the notes, RSC Holdings III, LLC, (iv) the “issuers” mean RSC and RSC Holdings III, LLC, (v) “Oak Hill” means OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC, (vi) “Ripplewood” means RSC Acquisition LLC and RSC Acquisition II LLC, (vii) the “Sponsors” means Oak Hill and Ripplewood, (viii) “equipment” means industrial, construction and material handling equipment, (ix) “Senior ABL Revolving Facility” means the issuers’ senior secured asset-based revolving loan facility governed by the ABL credit agreement, as amended and restated as of November 12, 2009, (x) “Second Lien Term Facility” means the issuers’ senior secured second-lien term loan facility governed by the second lien term loan credit agreement, as amended and restated as of November 12, 2009, (xi) “Senior Credit Facilities” means the Senior ABL Revolving Facility and the Second Lien Term Facility, (xii) “Senior ABL Term Loan” means the issuers’ senior secured interest bearing term loan facility that was repaid in full in July 2009, (xiii) “2014 notes” means the issuers’ $620 million 9 1/2% senior notes due 2014, (xiv) “2017 secured notes” means the issuers’ $400 million 10% senior secured notes due 2017 and (xv) “Notes Indentures” means the indentures governing the 2014 notes, the 2017 secured notes and the notes.

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CAUTIONARY STATEMENT FOR FORWARD-LOOKING INFORMATION

All statements other than statements of historical facts included and incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “should,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

Forward-looking statements include the statements in this prospectus regarding, among other things: management forecasts; efficiencies; cost savings and opportunities to increase productivity and profitability; income and margins; liquidity; anticipated growth; economies of scale; the economy; future economic performance; our ability to maintain profitability during adverse economic cycles and unfavorable external events; business strategy; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; taxes; and refinancing of existing debt.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are set forth below and disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the following cautionary statements:

•	the effect of an economic downturn or other factors resulting in a decline in non-residential construction, non-construction maintenance, capital improvements and capital investment;

•	intense rental rate price pressure from competitors, some of whom are heavily indebted and may significantly reduce their prices to generate cash to meet debt covenants; from contractor customers some of whom are bidding work at cost or below to secure work for their remaining best employees; and from industrial customers who generally are experiencing profitability shortfalls in the current economic climate and in return are asking all of their most significant suppliers for price reductions and cost reduction ideas;

•	the rental industry’s ability to continue to sell used equipment through both the retail and auction markets at prices sufficient to enable us to maintain orderly liquidation values that support our borrowing base to meet our minimum availability and to avoid testing springing covenants of leverage and fixed charge coverage contained in our Senior ABL Revolving Facility credit agreement;

•	our ability to comply with our debt covenants;

•	risks related to the credit markets’ willingness to continue to lend to borrowers rated B-and C;

•	our ability to generate cash and/or incur additional indebtedness to finance equipment purchases;

•	exposure to claims for personal injury, death and property damage resulting from the use of equipment rented or sold by us;

•	the effect of changes in laws and regulations, including those relating to employment legislation, the environment and customer privacy, among others;

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•	fluctuations in fuel or supply costs;

•	heavy reliance on centralized information technology systems;

•	claims that the software products and information systems on which we rely infringe on the intellectual property rights of others.

•	the other factors described under the captions “Risk Factors.”

In light of these risks, uncertainties and assumptions, the forward-looking statements contained and incorporated by reference in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

Information included and incorporated by reference in this prospectus about the equipment rental industry, including our general expectations concerning the industry and our market position and market share, is based on estimates prepared using data from various sources and on assumptions made by us. We believe data regarding the equipment rental industry and our market position and market share within this industry is inherently imprecise, but generally indicate our size and position and market share within this industry. In particular, we made certain determinations of market size or market share within our industry based on information from Manfredi & Associates and Rental Equipment Register, and our determinations of certain economic conditions in the markets we service are based on information from Global Insight, American Institute of Architects and the U.S. Census Bureau. Unless indicated otherwise, statements regarding our size, our market share and the size of our markets are based on rental revenues. Although we believe that the information provided by third parties is generally accurate, we have not independently verified any of that information. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to our general expectations concerning the equipment rental industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

TRADEMARKS AND SERVICE MARKS

RSC®, RSC Online®, RSC Equipment Rental® and Total Control® are four of our many trademarks. This prospectus also refers to brand names, trademarks or service marks of other companies. All brand names and other trademarks or service marks cited in this prospectus or documents incorporated by reference in this prospectus are the property of their respective holders.

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SUMMARY

This summary highlights information appearing elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” beginning on page 12, and our financial statements and notes to those financial statements and other documents incorporated by reference in this prospectus before making any investment decision.

Our Company

We are one of the largest equipment rental providers in North America. We operate through a network of 457 rental locations across 10 regions in 40 U.S. states and 3 Canadian provinces and service customers in the industrial or non-construction, and non-residential construction markets. For 2009, we generated 83.6% of our revenues from equipment rentals, and we derived the remaining 16.4% of our revenues from sales of used equipment and the sale of merchandise in our locations. We believe our focus on high margin rental revenues, active fleet management and superior customer service has enabled us to achieve attractive returns on capital employed over a business cycle.

We rent a broad selection of equipment, primarily to industrial or non-construction related companies, and non-residential construction companies, ranging from large equipment such as backhoes, forklifts, air compressors, scissor lifts, aerial work platform booms and skid-steer loaders to smaller items such as pumps, generators, welders and electric hand tools. As of December 31, 2009, our rental fleet had an original equipment fleet cost of approximately $2.3 billion covering over 900 categories of equipment. We strive to differentiate our offerings through superior levels of equipment availability, reliability and service. The strength of our fleet lies in its condition. We actively manage the condition of our fleet in order to provide customers with well maintained and reliable equipment. We believe our fleet is the best maintained among our key competitors, with 99% of our fleet current with its manufacturer’s recommended preventive maintenance at December 31, 2009. Our disciplined fleet management process supports us in maintaining rental rate discipline and optimizing fleet utilization and capital expenditures. We employ a high degree of equipment sharing and mobility within regions to increase equipment utilization and adjust the fleet size in response to changes in customer demand. Integral to our equipment rental operations is the sale of used equipment and in addition, we sell merchandise complementary to our rental activities.

Risk Factors

Our business is subject to numerous risks and uncertainties such as:

•	the effect of an economic downturn or other factors resulting in a decline in non-residential construction and capital investment;

•	increased competition from other companies in our industry and our inability to increase or maintain our prices;

•	our revenues and operating results may fluctuate;

•	our ability to obtain equipment at competitive prices;

•	changes in the attitude of our customers toward renting, as compared with purchasing, equipment;

•	our ability to generate cash and/or incur additional indebtedness to finance equipment purchases; and

•	heavy reliance on centralized information systems.

You should carefully consider these factors as well as all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” prior to making any investment decision.

The Issuers

RSC Holdings III, LLC is a Delaware limited liability company formed for the sole purpose of issuing the 2014 notes and incurring indebtedness under the Senior Credit Facilities in connection with the acquisition of 85.5% of RSC Holdings by the Sponsors on November 27, 2006 (the “Recapitalization”). RSC Holdings III, LLC does not have any operations or assets of any kind (other than the capital stock of RSC) and will not have any independently generated source of revenues.

RSC is our primary operating company and is incorporated under the laws of the state of Arizona. Our corporate headquarters are located at 6929 E. Greenway Parkway, Scottsdale, Arizona 85254. Our telephone number is (480) 905-3300. We maintain a site on the World Wide Web at www.rscrental.com. Please note that the information found on our website is not a part of this prospectus.

Summary of the Terms of the Exchange Offer

In this prospectus, we refer to (1) the new senior notes offered in exchange for the old senior notes as the “new notes,” and (2) the old notes and the new notes together as the “notes.” The offering of old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act of 1933.

Securities Offered	Up to $200,000,000 aggregate principal amount of new 10 1/4% senior notes due 2019, which have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer are identical in all material respects to those of the old notes, except that the new notes:

• will be registered under the Securities Act and therefore will not contain restrictions on transfer;

• will not be subject to provisions relating to additional interest;

• will bear a different CUSIP or ISIN number from the old notes;

• will not entitle their holders to registration rights; and

• will be subject to terms relating to book-entry procedures and administrative terms relating to transfer that differ from those of the old notes.

The Exchange Offer	You may exchange old notes for new notes.

Resale of the New Notes	We believe the new notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Registration Rights Agreement	We have undertaken the exchange offer pursuant to the terms of the registration rights agreement entered into with the initial purchasers of the old notes. See “The Exchange Offer” and “Description of Notes—Registration Rights; Additional Interest.”

Consequences of Failure to Exchange the Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

• you do not tender your old notes; or

• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer—Terms of the

Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Upon completion of the exchange offer, there may be no market for the old notes that remain outstanding and you may have difficulty selling them.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010 (the “expiration date”), unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes	The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if:

• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the relevant notes under the Trust Indenture Act of 1939, as amended.

See “The Exchange Offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Book Entry Transfer” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures	If you wish to tender your old notes, but cannot properly do so prior to the applicable expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all old notes that are validly tendered in an exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. We may reject any and all old notes that we determined have not been properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. With some limited exceptions, we will have no obligation to register the old notes after we consummate the applicable exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Certain U.S. Federal Tax Considerations	We believe that the exchange of the old notes for the new notes should not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent.

Summary of the Terms of the Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes:

•	will be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear a different CUSIP or ISIN number;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuers	RSC Equipment Rental, Inc.; RSC Holdings III, LLC.

Securities Offered	$200,000,000 principal amount of 10 1/4% senior notes due 2019.

Maturity	November 15, 2019.

Interest Rate	10 1/4% per year.

Interest Payment Dates	May 15 and November 15, which commences on May 15, 2010.

Guarantees	Certain of the issuers’ domestic subsidiaries, if any, will guarantee the notes with unconditional guarantees, jointly and severally. There were no domestic subsidiaries on the issue date of the old notes and, accordingly, your old notes were not and we do not expect your new notes to be guaranteed on their issue date by any person. Any guarantee on the notes will be subject to termination under specified circumstances. If either issuer creates or acquires a new domestic subsidiary, it will guarantee the notes unless such issuer designates the subsidiary as an “unrestricted subsidiary” under the indenture. See “Description of Notes—Subsidiary Guarantees.”

Ranking	The old notes are and the new notes will be the issuers’ general unsecured senior obligations and rank:

• equal in right of payment to all of the issuers’ existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

• senior in right of payment to any of the issuers’ existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes; and

• effectively subordinated to all of the issuers’ secured indebtedness, including the Senior ABL Revolving Facility, the Second Lien Term Facility and the 2017 secured notes, and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations and to all indebtedness and other liabilities of the issuers’ subsidiaries, if any, that do not become subsidiary guarantors.

The guarantee of the notes by the issuers’ domestic subsidiaries, if any, will be a general unsecured senior obligation of that guarantor and will rank:

• equal in right of payment to all existing and future unsecured indebtedness and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the guarantee;

• senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the guarantee; and

• effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of December 31, 2009, we had $2,172.1 million of debt. All of this indebtedness, (other than the notes and the 2014 notes) was secured and effectively senior to the notes. As of December 31, 2009, we had $561.6 million available for additional borrowings under the Senior ABL Revolving Facility, all of which, if borrowed, would be secured and effectively senior to the notes. We may incur additional debt, including secured debt, under the Senior ABL Revolving Credit Facility. However, the Second Lien Term Facility requires that the proceeds from the issuance of senior unsecured notes as permitted thereunder be used to repay indebtedness outstanding under the Second Lien Term Facility. As such, the issuance of any such senior unsecured notes should not have a material pro forma impact on our total outstanding indebtedness.

Optional Redemption	The issuers may redeem the notes, in whole or in part, at their option, at any time: (1) before November 15, 2014 at a redemption price equal to 100% of the principal amount plus the make-whole premium described under “Description of Notes—Optional Redemption” and (2) on or after November 15, 2014 at the redemption prices listed in “Description of Notes—Optional Redemption.”

Optional Redemption After Public Equity Offerings	At any time (which may be more than once) before November 15, 2012, the issuers can choose to redeem up to 35% of the outstanding notes with money raised in certain public equity offerings, as long as:

• the issuers pay 110.250% of the face amount of the notes, plus interest;

• the issuers redeem the notes within 90 days of the completion the public equity offering; and

• at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.

Change of Control Offer	If we experience a change in control, as described under “Description of Notes—Change of Control,” the issuers must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest.

The issuers may not be able to pay you the required price for notes you present to them at the time of a change of control, because:

• the issuers may not have enough funds at that time; or

• the terms of the issuers’ senior debt may prevent them from paying.

Asset Sale Proceeds	If we or certain of our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within the time periods set forth under “Description of Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” or prepay senior debt or the issuers must make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

Certain Indenture Provisions	The indenture governing the notes will contain covenants limiting the issuers’ and their restricted subsidiaries’ ability to:

• incur additional debt;

• pay dividends or distributions on their capital stock or repurchase their capital stock;

• make certain investments;

• create liens on their assets to secure debt;

• enter into certain transactions with affiliates;

• create limitations on the ability of the restricted subsidiaries to make dividends or distributions to their respective parents;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions which are described under “Description of Notes—Certain Covenants” and “Description of Notes—Merger and Consolidation.”

Selected Historical Financial Data

The following summary historical consolidated financial data should be read in conjunction with and are qualified by reference to our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus. The consolidated statements of operations data for each of the years in the three year period ended December 31, 2009 and the consolidated balance sheet data as of December 31, 2008 and 2009 were derived from our audited consolidated financial statements and the related notes thereto incorporated by reference in this prospectus. We derived the remaining consolidated statements of operations and balance sheet data from our audited financial statements for the periods provided.

Years Ended December 31,
2005	2006	2007	2008	2009
($ in thousands, except per share data)

Consolidated statements of operations data:
Revenues:
Equipment rental revenue	$1,140,329	$1,368,712	$1,543,175	$1,567,254	$1,073,021
Sale of merchandise	102,894	92,524	80,649	72,472	51,951
Sale of used rental equipment	217,534	191,652	145,358	125,443	158,482

Total revenues	1,460,757	1,652,888	1,769,182	1,765,169	1,283,454

Cost of revenues:
Cost of equipment rentals, excluding depreciation	528,071	591,241	640,992	692,613	548,462
Depreciation of rental equipment	212,325	253,379	295,248	317,504	285,668
Cost of merchandise sales	73,321	61,675	53,936	49,370	36,743
Cost of used rental equipment sales	173,276	145,425	103,076	90,500	148,673

Total cost of revenues	986,993	1,051,720	1,093,252	1,149,987	1,019,546

Gross profit	473,764	601,168	675,930	615,182	263,908

Operating expenses:
Selling, general and administrative	122,847	137,995	156,688	168,690	140,646
Management fees and recapitalization expenses (1)(2)	—	10,836	23,000	—	—
Depreciation and amortization of non-rental equipment and intangibles	33,776	38,783	46,226	49,567	43,984
Other operating gains, net	(4,836)	(6,968)	(4,850)	(1,010)	(517)

Total operating expenses, net	151,787	180,646	221,064	217,247	184,113

Operating income	321,977	420,522	454,866	397,935	79,795
Interest expense, net	134,556	197,085	243,908	201,849	189,689
Loss (gain) on extinguishment of debt, net (3)	—	—	9,570	—	(13,916)
Other (income) expense, net	(146)	(311)	(1,126)	658	707

Income (loss) before provision (benefit) for income taxes	187,567	223,748	202,514	195,428	(96,685)
Provision (benefit) for income taxes (4)	66,488	86,568	79,260	72,939	(37,325)

Net income (loss)	$121,079	$137,180	$123,254	$122,489	$(59,360)

Preferred dividends	(15,995)	(7,997)	—	—	—

Net income (loss) available for common stockholders	$105,084	$129,183	$123,254	$122,489	$(59,360)

Weighted average shares outstanding used in computing net income (loss) per common share:
Basic and diluted	1,000	1,000	1,000	1,000	1,000

Net income (loss) per common share:
Basic and diluted (5)	$105.08	$129.18	$123.25	$122.49	$(59.36)

Other financial data:
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	$246,101	$292,162	$341,474	$367,071	$329,652
Capital expenditures:
Rental	$691,858	$721,258	$580,194	$258,660	$46,386
Non-rental	4,641	28,592	20,674	15,319	4,952
Proceeds from sales of used equipment and non-rental equipment	(233,731)	(207,613)	(156,678)	(131,987)	(170,975)

Net capital expenditures	$462,768	$542,237	$444,190	$141,992	$(119,637)

Ratios of earnings to fixed charges (6)	2.4	x	2.1	x	1.8	x	1.9	x	—
Other operational data (unaudited):
Fleet utilization (7)	70.6%	72.0%	72.8%	70.1%	57.6%
Average fleet age at period end (months)	30	25	26	33	40
Same store rental revenue growth/(decline) (8)	17.6%	18.9%	11.1%	2.4%	(28.9)%
Employees (9)	4,938	5,187	5,486	5,014	4,153
Original equipment fleet cost (in millions) (10)	$1,975	$2,346	$2,670	$2,695	$2,324

	Years Ended December 31,
	2005	2006	2007	2008	2009
	($ in thousands, except per share data)

Consolidated balance sheet data:
Rental equipment, net	$1,420,545	$1,738,670	$1,929,514	$1,766,978	$1,384,999
Total assets	2,764,431	3,304,976	3,454,369	3,268,542	2,728,266
Debt	2,352,380	3,006,426	2,736,225	2,569,067	2,172,109
Total liabilities	2,978,981	3,739,609	3,498,467	3,225,422	2,704,625
Total stockholders’ (deficit) equity	(214,550)	(434,633)	(44,098)	43,120	23,641

(1)	In conjunction with the Recapitalization, we entered into a monitoring agreement whereby we would pay management fees of $1.5 million per quarter to the Sponsors. The monitoring agreement was terminated in connection with our initial public offering and a $20.0 million termination fee (also included in management fees) was paid.

(2)	The 2006 amount includes recapitalization expenses of approximately $10.3 million for fees and expenses related to the consummation of the Recapitalization that were not otherwise capitalized or applied to stockholders’ equity.

(3)	Loss (gain) on extinguishment of debt, net for the year ended December 31, 2009 consists of a $17.6 million net gain from the repayment of debt outstanding under the Second Lien Term Facility offset by a $3.7 million loss associated with the repayment of our Senior ABL Term Loan. The $17.6 million net gain associated with the repayment of our Second Lien Term Facility includes a $26.9 million gain, which represents the difference between the carrying value of debt repaid under the Second Lien Term Facility and the repurchase price offset by $2.9 million of creditor and third party fees incurred in connection with the repayment and the associated amendments to our Senior ABL Facilities credit agreement and Second Lien Term Facility agreement as well as $6.4 million of unamortized deferred financing costs that were expensed. The $3.7 million loss from the extinguishment of our Senior ABL Term Loan includes $1.4 million of creditor fees incurred to amend the Senior ABL Facilities credit agreement in connection with the repayment of the Senior ABL Term Loan and $2.3 million of unamortized deferred financing costs that were expensed. Loss on extinguishment of debt for the year ended December 31, 2007 includes a $4.6 million prepayment penalty related to the $230.7 million repayment of Second Lien Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

(4)	Prior to the Recapitalization, RSC Holdings had other lines of businesses and the consolidated tax return of RSC Holdings for those periods included the results from those other lines of businesses. Our income taxes as presented in the consolidated financial statements for the period prior to the Recapitalization are calculated on a separate tax return basis that does not include the results from those other lines of businesses. Under Atlas’ ownership, RSC Holdings managed its tax position and remitted tax payments for the benefit of its entire portfolio of businesses, and its tax strategies were not necessarily reflective of the tax strategies that we would have followed or do follow as a stand-alone company. Tax payments were not made for the Company on a stand-alone basis prior to the Recapitalization.

(5)	For purposes of calculating basic and diluted net income per common share, net income for the years ended December 31, 2006 and 2005 have been adjusted for preferred stock dividends.

(6)	Earnings are defined as income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest, amortization of debt issuance costs and the portion of rental expense attributable to interest. Due to our loss for the twelve months ended December 31, 2009, the ratio coverage was less than 1:1. We would have needed additional earnings of $96.7 million for the twelve months ended December 31, 2009 to achieve a 1:1 ratio.

(7)	Fleet utilization is defined as the average aggregate dollar value of equipment rented by customers (based on original equipment fleet cost) during the relevant period, divided by the average aggregate dollar value of all equipment owned (based on original equipment fleet cost) during the relevant period.

The following table shows the calculation of utilization for each period presented.

	For the Years Ended December 31,
	2005	2006	2007	2008	2009
	(in millions)

Average aggregate dollar value of all equipment owned (original cost)	$1,861.1	$2,197.8	$2,535.7	$2,731.2	$2,484.7
Average aggregate dollar value of equipment on rent	1,314.7	1,582.8	1,844.9	1,913.9	1,431.5
Fleet utilization	70.6%	72.0%	72.8%	70.1%	57.6%

(8)	Same store rental revenue growth or decline is calculated as the year over year change in rental revenue for locations that are open at the end of the period reported and have been operating under our direction for more than 12 months.

(9)	Employee count is given as of the end of the period indicated and the data reflects the actual headcount as of each period presented

(10)	Original Equipment Fleet Cost (“OEC”) is defined as the original dollar value of rental equipment purchased from the original equipment manufacturer (“OEM”). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.

RISK FACTORS

Our business is subject to a number of important risks and uncertainties, some of which are described below. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the notes.

Risks Related to Our Business

Our business has been and may continue to be hurt by an economic downturn, a decline in non-residential construction or industrial or non-construction, activities or a decline in the amount of equipment that is rented.

During 2009, our non-residential construction and industrial or non-construction customers together accounted for approximately 97% of our rental revenues. Weakness in non-residential construction or industrial or non-construction, activity, or a decline in the desirability of renting equipment, may decrease the demand for our equipment or depress the prices we charge for our products and services. In addition, an economic downturn in those regions where we have significant operations could disproportionately harm our financial condition, results of operations and cash flows. We have identified below certain factors which may cause weakness, either temporary or long-term, in the non-residential construction and industrial or non-construction, sectors:

•	weakness or a downturn in the overall economy, including the onset of, or prolonged exposure to, a recession;

•	reduced access to capital markets for our customers’ funding of projects due to a weakness or downturn in the overall economy or otherwise;

•	an increase in the cost of construction materials;

•	an increase in interest rates;

•	adverse weather conditions or natural disasters, including an active hurricane season in the Gulf of Mexico region, where we have a large concentration of customers; or

•	terrorism or hostilities involving the United States or Canada.

A weakness in the non-residential construction and industrial or non-construction, sectors caused by these or other factors would harm our revenues, financial condition, profitability and cash flows as well as our ability to service debt, and may reduce residual values realized on the disposition of our rental equipment, negatively impacting our borrowing availability.

We face intense competition that may lead to our inability to increase or maintain our prices, which could have a material adverse impact on our results of operations.

The equipment rental industry is highly competitive and highly fragmented. Many of the markets in which we operate are served by numerous competitors, ranging from national equipment rental companies like ourselves, to smaller multi-regional companies and small, independent businesses with a limited number of locations. Some of our principal competitors are less leveraged than we are, have greater financial resources, may be more geographically diversified, may have greater name recognition than we do and may be better able to withstand adverse market conditions within the industry. We generally compete on the basis of, among other things, quality and breadth of service, expertise, reliability, price and the size, mix and relative attractiveness of our rental equipment fleet, which is significantly affected by the level of our capital expenditures. If we are required to reduce or delay capital expenditures for any reason, including due to restrictions contained in the Senior Credit Facilities, or the indentures governing our Notes, the resulting aging of our rental fleet may cause us to lose our competitive advantage and adversely impact our pricing. In addition, our competitors are competing aggressively on the basis of pricing and may continue to drive prices further down. To the extent that we choose to match our competitors’ downward pricing, it could harm our results of operations. To the extent that we choose not to match or remain within a reasonable competitive distance from our competitors’ pricing, it could also harm our results of operations, as we may lose rental volume.

We may also encounter increased competition from existing competitors or new market entrants in the future, which could harm our revenues, financial condition, profitability and cash flows as well as our ability to service debt.

Our revenues and operating results may fluctuate and unexpected or sustained periods of decline have had and may continue to have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our revenues and operating results have varied historically from period to period and may continue to do so. We have identified below certain of the factors which may cause our revenues and operating results to vary:

•	downturn in the North American economy, including the reduced access to capital markets for our customers’ funding of projects, any sustained periods of inflation or deflation, and the resulting negative impact it has on the financial strength of our customers;

•	changes in demand for our equipment or the prices we charge due to changes in economic conditions, competition or other factors;

•	the timing of expenditures for new equipment and the disposal of used equipment, including the ability to effectively and efficiently reduce our fleet size by selling in the open market for used equipment;

•	changes in the interest rates applicable to our variable rate debt;

•	general economic conditions in the markets where we operate;

•	the cyclical nature of our customers’ businesses, particularly those operating in the nonresidential construction and industrial or non-construction, sectors;

•	rental rate changes in response to competitive factors;

•	our inability to maintain our price levels during long-term periods of economic decline;

•	bankruptcy or insolvency of our competitors leading to a larger than expected amount of used equipment in the open market;

•	bankruptcy or insolvency of our customers, thereby reducing demand for used rental equipment;

•	reduction in the demand for used equipment may result in lower sales prices and volume for used equipment sales;

•	aging of our fleet, ultimately resulting in lower sales prices and volume for used equipment sales;

•	seasonal rental patterns, with rental activity tending to be lowest in the winter;

•	downturn in oil and petrochemical-related sectors from which we derive a large share of our industrial revenue;

•	timing of acquisitions of companies and new location openings and related costs;

•	labor shortages, work stoppages or other labor difficulties;

•	disruptions of fuel supplies or increases in fuel prices;

•	possible unrecorded liabilities of acquired companies;

•	our effectiveness in integrating acquired businesses and new locations into our existing operations; and

•	possible write-offs or exceptional charges due to changes in applicable accounting standards, goodwill impairment, impairment of obsolete or damaged equipment or other assets, or the refinancing of our existing debt.

One or a number of these factors could harm our revenues, financial condition, profitability and cash flows, as well as our ability to service debt, including the notes, and may reduce residual values realized on the disposition of our rental equipment, negatively impacting our borrowing availability.

The non-residential construction market is currently experiencing a downturn which, if sustained, could harm our business, liquidity and results of operations.

Our business derives a material portion of its revenues from customers in the non-residential construction market and the general slowdown and volatility of the U.S. economy is having an adverse effect on this business. The non-residential construction industry is expected to continue to decline in 2010, as office vacancy rates continue to increase, rental costs decrease, the availability of financing continues to be limited and clarity on the strength of the economy remains uncertain. From time to time, our business that serves the non-residential construction industry has also been adversely affected in various parts of the country by declines in non-residential construction starts due to, among other things, changes in tax laws affecting the real estate industry, high interest rates and reduced level of residential construction activity. Continued weakness in the U.S. economy and general uncertainty about current economic conditions will continue to pose a risk to our business as participants in this industry may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which would have a continued material negative effect on the demand for our products.

Our reliance on available borrowings under the Senior ABL Revolving Facility and cash from operating activities is necessary to operate our business and subjects us to a number of risks, many of which are beyond our control.

We rely significantly on available borrowings under the Senior ABL Revolving Facility to operate our business. As of December 31, 2009, we had $561.6 million of available borrowings under the Senior ABL Revolving Facility. The amount of available borrowings under the Senior ABL Revolving Facility is determined by a formula, subject to maximum borrowings, that includes several factors, most significant of which is the orderly liquidation value (“OLV”), of our rental fleet. The OLV of our fleet is calculated by a third party and reflects the average of prices paid for used rental equipment at retail and auction. If our OLV were to decrease significantly, or if our access to such financing were unavailable, reduced, or were to become significantly more expensive for any reason, including, without limitation, due to our inability to meet the coverage ratio or leverage ratio tests in the Senior ABL Revolving Facility, if such compliance was required, or to satisfy any other condition in the facilities or due to an increase in interest rates generally, we may not be able to fund daily operations which may cause material harm to our business, which could affect our ability to operate our business as a going concern.

In addition, if we are unable to generate excess cash from operating activities after servicing our debt due to negative economic or industry trends including, among others, those set forth above under “—Our business has been and may continue to be hurt by an economic downturn, a decline in non-residential construction or industrial or non-construction, activities or a decline in the amount of equipment that is rented” and “—We face intense competition that may lead to our inability to increase or maintain our prices, which could have a material adverse impact on our results of operations,” and we are not able to finance new equipment acquisitions, we may not be able to make necessary equipment rental acquisitions at all.

The effects of the recent global economic crisis have had and may continue to have a negative impact on our revenue, operating results, or financial condition.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has reduced demand for equipment rental. These macroeconomic developments have had and could continue to have a negative impact on our revenue, profitability, financial condition and liquidity in a number of ways, such as reduced global used equipment demands which in turn could have a negative impact on the OLV for our rental fleet. Additionally, current or potential customers may delay or decrease equipment rentals or may delay paying us or be unable to pay us for prior equipment rentals and services. Also, if the banking system or the financial markets deteriorate further, fail to improve or remain volatile, the funding for and realization of capital projects may continue to decrease, which may continue to impact the demand for our rental equipment and services.

Our expenses could increase and our relationships with our customers could be hurt if there is an adverse change in our relationships with our equipment suppliers or if our suppliers are unable to provide us with products we rely on to generate revenues.

All of our rental equipment consists of products that we purchase from various suppliers and manufacturers, and over the last several years, we have reduced the number of suppliers from which we purchase rental equipment to two suppliers for almost all major equipment categories that we offer for rent. We rely on these suppliers and manufacturers to provide us with equipment which we then rent to our customers. We have not entered into any long-term equipment supply arrangements with manufacturers. To the extent we are unable to rely on these suppliers and manufacturers, due to an adverse change in our relationships with them, if they fail to continue operating as a going concern, if they significantly raised their costs, if a large amount of our rental equipment is subject to simultaneous recalls that would prevent us from renting such rental equipment for a significant period of time, or such suppliers or manufacturers simply are unable to supply us with equipment or needed replacement parts in a timely manner, our business could be adversely affected through higher costs or the resulting potential inability to service our customers. We may experience delays in receiving equipment from some manufacturers due to factors beyond our control, including raw material shortages, and, to the extent that we experience any such delays, our business could be hurt by the resulting inability to service our customers. In addition, the payment terms we have negotiated with the suppliers that provide us with the majority of our equipment may not be available to us at a later time.

If we are unable to collect on contracts with customers, our operating results would be adversely affected.

One of the reasons some of our customers find it more attractive to rent equipment than own equipment is the need to deploy their capital elsewhere. This has been particularly true in industries with high growth rates such as the non-residential construction industry. Some of our customers may have liquidity issues and ultimately may not be able to fulfill the terms of their rental agreements with us. If we are unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, our credit losses could increase above historical levels and our operating results would be adversely affected. Further, delinquencies and credit losses generally can be expected to increase during economic slowdowns or recessions.

If our operating costs increase as our rental fleet ages and we are unable to pass along such costs, our earnings will decrease.

As our fleet of rental equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time, will likely increase. As of December 31, 2009, the average age of our rental equipment fleet was approximately 40 months, up 7 months, from 33 months at December 31, 2008. The increase in 2009 resulted from reductions in capital expenditures toward new rental fleet. The costs of maintenance may materially increase in the future. Any material increase in such costs could have a material adverse affect on our revenues, profitability and financial condition.

Our operational and cost reduction measures may not generate the improvements and efficiencies we expect.

We have responded to the economic slowdown by employing a number of operational measures. The extent to which these strategies will achieve the desired efficiencies and goals in 2010 and beyond is uncertain, as their success depends on a number of factors, some of which are beyond our control. Even if we carry out these measures in the manner we currently expect, we may not achieve the efficiencies or savings we anticipate, or on the timetable we anticipate. There may be unforeseen productivity, revenue or other consequences resulting from our strategies that will adversely affect us. Therefore, there can be no guarantee that our strategies will prove effective in achieving desired profitability or margins.

The cost of new equipment we use in our rental fleet could increase and therefore we may spend more for replacement equipment, and in some cases we may not be able to procure equipment on a timely basis due to supplier constraints.

The cost of new equipment used in our rental fleet could increase, primarily due to increased material costs, including increases in the cost of steel, which is a primary material used in most of the equipment we use, and increases in the cost of fuel, which is used in the manufacturing process and in delivering equipment to us. Such increases could materially adversely impact our financial condition and results of operations in future periods. In addition, based on changing demands of customers, the types of equipment we rent to our customers may become obsolete resulting in a negative impact to our financial condition based on the increased capital expenditures required to replace the obsolete equipment, and our potential inability to sell the obsolete equipment in the used equipment market.

An impairment of our goodwill could have a material non-cash adverse impact on our results of operations.

We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable and at least annually. We have performed our annual impairment tests for goodwill during the fourth quarter of 2009 and based on our analyses, there was no goodwill impairment recognized during 2009. If during 2010, market conditions deteriorate further and our outlook deteriorates from the projections we used in the 2009 goodwill impairment test, we may have goodwill impairment during 2010. If such further economic deterioration occurs, we may be required to record charges for goodwill impairments in the future, which could have a material adverse impact on our results of operations and financial condition.

Our rental fleet is subject to residual value risk upon disposition.

The market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:

•	the market price for new equipment of a like kind;

•	wear and tear on the equipment relative to its age and the performance of preventive maintenance;

•	the time of year that it is sold;

•	worldwide and domestic demand for used equipment, including the amount of used equipment we, along with our competitors, supply to the used equipment market; and

•	general economic conditions.

We include in income from operations the difference between the sales price and the depreciated value of an item of equipment sold. Changes in our assumptions regarding depreciation could change both our depreciation expense as well as the gain or loss realized upon disposal of equipment. Sales of our used rental equipment at prices that fall significantly below our projections, or our inability to sell such equipment at all, could have a negative impact on our results of operations.

Any failure of Atlas to indemnify us against and defend us from certain claims in accordance with the terms of the recapitalization agreement could have a material adverse effect on us.

Pursuant to Recapitalization Agreement and subject to certain limitations set forth therein, Atlas Copco AB, Atlas Copco Airpower n.v. and Atlas Copco Finance S.à.r.l. (together, “Atlas”) have agreed to indemnify RSC Holdings and its subsidiaries against and defend us from all losses, including costs and reasonable expenses, resulting from certain claims related to the Recapitalization, our business and our former businesses including, without limitation: claims alleging exposure to silica and asbestos; the transfer of certain businesses owned by RSC Holdings but not acquired in connection with the Recapitalization; certain employee-related matters; any activities, operations or business conducted by RSC Holdings or any of its affiliates other than our business; and certain tax matters. Any failure by Atlas to perform these obligations could harm our business.

Disruptions in our information technology systems could limit our ability to effectively monitor and control our operations and adversely affect our operating results.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, materially adversely affect our financial condition or operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions in a timely manner. In addition, because our systems contain information about individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other potential material adverse effects on our results of operations.

Our business relies to some extent on third-party contractors to provide us with various services to assist us with conducting our business, which could adversely affect our business upon the termination or disruption of our third-party contractor relationships.

Our operations rely on third-party contractors to provide us with timely services to assist us with conducting our business. Any material disruption, termination, or substandard provision of these services could adversely affect our brand, customer relationships, operating results and financial condition. In addition, if a third-party contractor relationship is terminated, we may be adversely affected if we are not able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable. Further, in the event a third-party relationship is terminated and we are unable to enter into a similar relationship, we may not have the internal capabilities to perform such services in a cost-effective manner.

Oak Hill or its affiliates may compete directly against us.

Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to us as well as to Oak Hill or its affiliates, including through potential acquisitions by Oak Hill or its affiliates of competing businesses. Any competition could intensify if an affiliate or subsidiary of Oak Hill were to enter into or acquire a business similar to our equipment rental operations. Oak Hill and its affiliates may be inclined to direct relevant corporate opportunities to entities which they control individually rather than to us. In addition, our amended and restated certificate of incorporation provides that Oak Hill is under no obligation to communicate or offer any corporate opportunity to us, even if such opportunity might reasonably have been expected to be of interest to us or our subsidiaries.

If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business, or have an adverse effect on our results of operations.

We intend to pursue growth primarily through internal growth, but from time to time we may consider opportunistic acquisitions, which may be significant. Any future acquisition would involve numerous risks including, without limitation:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty integrating the acquired business; and

•	exposure to unknown liabilities.

If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. In addition, the financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

If we fail to retain or attract key management and personnel, we may be unable to implement our business plan.

One of the most important factors in our ability to profitably execute our business plan is our ability to attract, develop and retain qualified personnel, including our Chief Executive Officer and operational management. Our success in attracting and retaining qualified people is dependent on the resources available in individual geographic areas and the impact on the labor supply due to general economic conditions as well as our ability to provide a competitive compensation package, including the implementation of adequate drivers of retention and rewards based on performance, and work environment. The departure of any key personnel and our inability to enforce non-competition agreements could have a negative impact on our business.

The impairment of financial institutions may adversely affect us.

We have exposure to counterparties with which we execute transactions, including U.S. and foreign commercial banks, insurance companies, investment banks, investment funds and other financial institutions, some of which may be exposed to bankruptcy, liquidity, default or similar risks, especially in connection with recent financial market turmoil. Many of these transactions could expose us to risk in the event of the bankruptcy, receivership, default or similar event involving a counterparty. For example, as of December 31, 2009, we had $561.6 million of available borrowings under the Senior ABL Revolving Facility. If any of the lenders that are parties to the Senior ABL Revolving Facility experience difficulties that render them unable to fund future draws on the facility, we may not be able to access all or a portion of these funds. The inability to make future draws on the Senior ABL Revolving Facility could have a material adverse effect on our liquidity which could negatively affect our business, results of operations or ability to maintain the overall quality of our rental fleet.

We are exposed to various possible claims relating to our business and our insurance may not fully protect us against those claims.

We are exposed to various possible claims relating to our business. These possible claims include those relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our vehicles and our employees, (3) employment-related claims, (4) property damage and pollution related claims and (5) commercial claims. Our insurance policies have deductibles or self-insured retentions of $1.0 million for general liability and $1.5 million for automobile liability, on a per occurrence basis; $0.5 million per occurrence for workers’ compensation claims; and $0.25 million per occurrence for pollution coverage. Currently, we believe that we have adequate insurance coverage for the protection of our assets and operations.

However, litigation is inherently unpredictable, and the outcome of some of these claims, proceedings and other contingencies could require us to take or refrain from taking actions which could adversely affect our operations or could result in excessive verdicts. Additionally, defending against claims, lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources from other matters. Our insurance may not fully protect us for certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits. In addition, we may be exposed to uninsured liability at levels in excess of our policy limits.

If we are found liable for any significant claims that are not covered by insurance, our liquidity and operating results could be materially adversely affected. It is possible that our insurance carrier may disclaim coverage for any class action and derivative lawsuits against us. It is also possible that some or all of the insurance that is currently available to us will not be available in the future on economically reasonable terms or not available at all. In addition, whether we are covered by insurance or not, certain claims may have the potential for negative publicity surrounding such claims, which could adversely affect our business and lead to lower revenues, as well as additional similar claims being filed.

We may be unable to maintain an effective system of internal control over financial reporting and comply with Section 404 of the Sarbanes-Oxley Act of 2002 and other related provisions of the U.S. securities laws.

In connection with the registration of exchange notes or the registration for resale of the notes offered hereby, as discussed under “The Exchange Offer” and under the terms of the indenture governing the notes offered hereby (such indenture, together with the indentures governing the 2014 notes and the 2017 secured notes (the “Notes Indentures”), we will be required to file certain reports, including annual and quarterly periodic reports, under the

Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the indentures governing the 2014 notes and the 2017 secured notes we are currently required to make such filings. The Commission, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every reporting company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. An independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. Compliance with the reporting obligations under the U.S. securities laws places additional burdens on our management, operational and financial resources and systems. To the extent that we are unable to maintain effective internal control over financial reporting and/or disclosure controls and procedures, we may be unable to produce reliable financial reports and/or public disclosure, detect and prevent fraud and comply with the reporting obligations under the U.S. securities laws, and the reporting covenant of each of the Notes Indentures, on a timely basis. Any such failure could harm our business, negatively affect the value of the notes and result in our violation of the reporting covenant of each of the Notes Indentures and the Senior Credit Facilities. In addition, failure to maintain effective internal control over financial reporting and/or disclosure controls and procedures could result in the loss of investor confidence in the reliability of our financial statements and public disclosure and a loss of customers, which in turn could harm our business and negatively affect the value of the notes.

Environmental, health and safety laws, regulations and requirements and the costs of complying with them, or any liability or obligation imposed under them, could adversely affect our financial position, results of operations or cash flow.

Our operations are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations. These laws regulate releases of petroleum products and other hazardous substances into the environment, the storage, treatment, transport and disposal of wastes, and the remediation of soil and groundwater contamination. These laws also regulate our ownership and operation of tanks used for the storage of petroleum products and other regulated substances. In addition, certain of our customers require us to maintain certain safety levels. Failure to maintain such levels could lead to a loss of such customers.

We have made, and will continue to make, expenditures to comply with environmental, health and safety laws and regulations, including, among others, expenditures for the investigation and cleanup of contamination at or emanating from currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. Some of these laws impose strict and in certain circumstances joint and several liability on current and former owners or operators of contaminated sites and other potentially responsible parties for investigation, remediation and other costs.

In addition, as climate change issues have become more prevalent, federal, state and local governments, as well as foreign governments, have begun to respond to these issues with increased legislation and regulations. Such legislation and regulations could negatively affect us, our suppliers and our customers. This may cause us to incur additional direct costs in complying with any new environmental legislation or regulations, as well as increased indirect costs resulting from our suppliers, customers, or both incurring additional compliance costs that could get passed through to us. Compliance with existing or future environmental, health and safety requirements may require material expenditures by us or otherwise harm our consolidated financial position, results of operations or cash flow.

Our costs of doing business could increase as a result of changes in U.S. federal, state or local regulations.

Our operations are principally affected by various statutes, regulations and laws in the U.S. states and Canadian provinces in which we operate. While we are not engaged in a “regulated” industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, transportation, information security and privacy, labor and employment practices, competition, immigration and other matters. In addition, we may be indirectly exposed to changes in regulations which affect our customers. Changes in U.S. federal, state or local regulations governing our business could increase our costs of doing business. Moreover, changes to U.S. federal, state and local tax regulations could increase our costs of doing business. We cannot provide assurance that we will not incur material costs or liabilities in connection with regulatory requirements. We cannot predict whether future developments in law and regulations concerning our businesses will affect our business financial condition and results of operations in a negative manner.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part upon protection of our rights in trademarks, copyrights and other intellectual property rights we own or license, including proprietary software. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property and other proprietary rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our services or our use of intellectual property infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, copyright or other intellectual property infringement against us could prevent us from providing services, which could harm our business, financial condition or results of operations. In addition, a breakdown in our internal policies and procedures may lead to an unintentional disclosure of our proprietary, confidential or material non-public information, which could in turn harm our business, financial condition or results of operations.

Certain existing stockholders of RSC Holdings have significant control over our company and large ownership positions that could be sold, transferred or distributed.

Oak Hill, Ripplewood, Atlas Copco Finance S.à.r.l. (“ACF”) and RSC Holdings are parties to an Amended and Restated Stockholders Agreement dated May 29, 2007, as amended further by Amendment No. 1 dated August 24, 2009 (the “Stockholders Agreement”), pursuant to which Oak Hill currently has the right to nominate four members of RSC Holdings’ Board of Directors and Oak Hill, Ripplewood, and ACF together may exercise control over matters requiring stockholder approval and our policy and affairs. As of December 31, 2009, Oak Hill, Ripplewood and ACF collectively owned approximately 52% of the outstanding shares of RSC Holdings’ common stock, which results in RSC Holdings being a closely controlled company under New York Stock Exchange rules and regulations. Due to the Stockholders Agreement, Oak Hill has significant influence over: (1) the election of RSC Holdings’ Board of Directors; (2) the approval or disapproval of any other matters requiring stockholder approval; and (3) the affairs, policy and direction of our business. The interests of RSC Holdings’ existing stockholders may conflict with the interests of other security holders. In addition, actual or possible sales, transfers or distributions of substantial amounts of the common stock of RSC Holdings by Oak Hill, Ripplewood or ACF, or the perception of the forgoing by investors, may cause the trading price of RSC Holdings’ common stock to decline and could adversely affect our ability to obtain financing in the future.

We face risks related to changes in our ownership.

Certain of our agreements with third parties, including our real property leases, require the consent of such parties in connection with any change in ownership of us. We will generally seek such consents and waivers, although we may not seek certain consents if our not obtaining them will not, in our view, have a material adverse effect on our consolidated financial position or results of operations. If we fail to obtain any required consent or waiver, the applicable third parties could seek to terminate their agreement with us and, as a result, our ability to conduct our business could be impaired until we are able to enter into replacement agreements, which could harm our results of operations or financial condition.

Risks Related to the Notes

We have substantial debt, which could adversely affect our financial condition, our ability to obtain financing in the future and our ability to react to changes in our business and make payments on our indebtedness.

We have a substantial amount of debt. As of December 31, 2009, we had $2,172.1 million of debt outstanding. Our substantial debt could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations to the holders of our notes and to the lenders under our Senior Credit Facilities, resulting in possible defaults on and acceleration of such debt;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings, including under the Senior Credit Facilities, bears interest at variable rates;

•	place us at a competitive disadvantage to our competitors with proportionately less debt or comparable debt at more favorable interest rates;

•	limit our ability to refinance our existing indebtedness on favorable terms or at all or borrow additional funds in the future for, among other things, working capital, capital expenditures, acquisitions or debt service requirements;

•	limit our flexibility in planning for, or reacting to, changing conditions in our business and industry; and

•	limit our ability to react to competitive pressures, or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins. Any of the foregoing impacts of our substantial indebtedness could harm our business, financial condition and results of operations.

Any of the foregoing impacts of our substantial indebtedness could harm our business, financial condition and results of operations.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantial additional debt, which could further exacerbate the risks associated with our current substantial debt.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not prohibit us or fully prohibit us or our subsidiaries from doing so. As of December 31, 2009, our Senior ABL Revolving Facility provided us commitments for additional aggregate borrowings of approximately $561.6 million subject to, among other things, our maintenance of a sufficient borrowing base under such facility. Both the Senior ABL Revolving Facility and the Second Lien Term Facility permit additional borrowings beyond the committed financing under these facilities under certain circumstances, and all of those borrowings and any other secured indebtedness permitted to be incurred by the agreements governing such credit facilities and the Notes Indentures would be effectively senior to the notes. If new indebtedness is added to our current debt levels, the related risks that we now face would increase. In addition, the instruments governing our indebtedness do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness.

Restrictive covenants in certain of the agreements and instruments governing our indebtedness may adversely affect our financial and operational flexibility.

Our Senior Credit Facilities contain covenants that, among other things, restrict our ability to:

•	incur additional indebtedness or provide guarantees;

•	engage in mergers, acquisitions or dispositions of assets;

•	enter into sale-leaseback transactions;

•	make dividends or other restricted payments;

•	prepay other indebtedness (including the notes);

•	engage in certain transactions with affiliates;

•	make investments;

•	change the nature of our business;

•	incur liens;

•	enter into currency, commodity and other hedging transactions; and

•	amend specified debt agreements.

In addition, under the Senior ABL Revolving Facility, we will become subject to additional reporting requirements upon excess availability falling below $100.0 million. In addition, we will come under close supervision by our lenders and we will then be subject to financial covenants, including covenants that will obligate us to maintain (1) a specified leverage ratio of 4.50 to 1.00 in 2009 and 4.25 to 1.00 thereafter and (2) a specified fixed charge coverage ratio of 1.00 to 1.00 upon excess availability falling below (a) before November 30, 2011 and the Commitment Increase Date, $140.0 million, (b) after the Commitment Increase Date but before November 30, 2011, the greater of $140.0 million and 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Commitment Increase date, and (c) on or after November 30, 2011, 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on such date. Our ability to comply with these covenants in future periods and our available borrowing capacity under the Senior ABL Revolving Facility will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing of our products and services, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

Each of the Notes Indentures contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends or distributions on their capital stock or repurchase their capital stock;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into certain transactions with affiliates;

•	create limitations on the ability of the restricted subsidiaries to make dividends or distributions to their respective parents;

•	merge or consolidate with another company; and

•	transfer and sell assets

These covenants could have a material adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Also, although the Notes Indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

Our ability to comply with the covenants and restrictions contained in the Senior Credit Facilities and the Notes Indentures may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either the Senior Credit Facilities or such indentures that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make borrowings under the Senior Credit Facilities and may not be able to repay the amounts due under the Senior Credit Facilities and the Notes. Any of the events described in this paragraph could have a material adverse effect on our financial condition and results of operations and could cause us to become bankrupt or insolvent.

We may not be able to generate sufficient cash to make payments on all of our debt, including the notes, and our ability to refinance all or a portion of our debt or obtain additional financing depends on many factors beyond our control. As a result, we may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our obligations under, our debt, including the notes, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control. We may not maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We may not be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The instruments governing our indebtedness, including the indenture governing the notes, restrict our ability to dispose of assets and use the proceeds from any such dispositions. We may not be able to consummate those sales, or if we do, the timing of any such sales may not be advantageous to us and the proceeds that we realize may not be adequate to meet debt service obligations when due.

The notes and any guarantees of the notes will be unsecured and the notes and any guarantees of the notes will be structurally subordinated to some of our obligations.

As of December 31, 2009, we had indebtedness on our consolidated balance sheet of approximately $2,172.1 million. Of this indebtedness, approximately $1,355.1 million was secured by a lien on substantially all of our assets. In addition, the indenture governing the notes will permit us to incur additional secured indebtedness, including indebtedness under the Senior Credit Facilities. As of December 31, 2009, we had $561.6 million available for additional secured borrowings under the Senior ABL Revolving Facility. The notes are unsecured and therefore do not have the benefit of the collateral securing any such indebtedness. Accordingly, if an event of default occurs under the Senior Credit Facilities or the indenture governing the 2017 secured notes, the secured lenders will have a prior right to our assets, to the exclusion of the holders of the notes, even if we are in default under the notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under the Senior Credit Facilities and the indenture governing the 2017 secured notes), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the notes and other unsecured indebtedness. Further, if the notes are guaranteed by one or more subsidiaries and the lenders foreclose and sell the pledged equity interests in any such subsidiary guarantor, then those guarantors will be released from their guarantee of the notes automatically and immediately upon the sale. In addition, claims of holders of the notes will be structurally subordinated to the claims of creditors of our non-guarantor subsidiaries, if any, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to the issuers or a guarantor of the notes. Non-guarantor subsidiaries, if any, will be permitted to incur additional debt in the future under the indenture governing the notes. See “Description of Notes.”

A significant portion of our outstanding indebtedness is secured by substantially all of our consolidated assets. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

Indebtedness under the Senior Credit Facilities and the 2017 secured notes are secured by a lien on substantially all our assets, including pledges of substantially all of the assets of RSC Holdings III, LLC, which consist primarily of the capital stock of RSC Equipment Rental, Inc. and, in the case of the Senior Credit Facilities, pledges of substantially all of the assets of RSC Holdings II, LLC, which consist primarily of the capital stock of RSC Holdings III, LLC. The 2014 notes and the notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default were to occur under the Senior Credit Facilities or the 2017 notes, the senior secured lenders under such facilities or the holders of the 2017 secured notes would have a prior right to our assets, to the exclusion of our general creditors, including the holders of the 2014 notes and the notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under our Senior Credit Facilities and the 2017 notes), resulting in all or a portion of our assets being unavailable to satisfy the claims of our unsecured indebtedness.

As of December 31, 2009, substantially all of our consolidated assets, including our equipment rental fleet, had been pledged for the benefit of the lenders under our Senior Credit Facilities and the holders of the 2017 notes. As a result, the lenders under these facilities and the holders of the 2017 notes would have a prior claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we may not have sufficient funds to pay all of our creditors and holders of our unsecured indebtedness may receive less, ratably, than the holders of our secured debt, and may not be fully paid, or may not be paid at all, even when other creditors receive full payment for their claims. In that event, holders of our equity securities would not be entitled to receive any of our assets or the proceeds therefrom. In addition, the pledge of these assets and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets are pledged under these financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

You should not expect RSC Holdings III, LLC to, and neither RSC Holdings nor its shareholders will be under any obligation to, participate in making payments on the notes.

RSC Holdings III, LLC is an indirect wholly-owned subsidiary of RSC Holdings that was formed for the sole purpose of issuing our 2014 notes and incurring indebtedness under the Senior Credit Facilities in connection with the Recapitalization. RSC Holdings III, LLC does not have any operations or assets of any kind (other than the capital stock of RSC) and does not have any revenues other than as may be incidental to its activities as a co-issuer of the 2014 notes and co-borrower under the Senior Credit Facilities. In addition, RSC Holdings will not be an obligor of the notes. Therefore neither RSC Holdings nor its shareholders will have any obligation to participate in servicing any of the obligations on the notes.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the notes.

If we experience specified changes of control, we would be required to make an offer to purchase all of the outstanding notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The indenture governing our 2017 secured notes and the indenture governing our 2014 notes also contain a similar provision that would require us to make an offer to repurchase the 2017 secured notes and the 2014 notes, respectively. The occurrence of specified events that would constitute a change of control constitutes a default under the Senior Credit Facilities. In addition, the Senior Credit Facilities prohibit the purchase of the notes by us in the event of a change of control, unless and until such time as the indebtedness under the Senior Credit Facilities is repaid in full. In addition, our failure to purchase the notes, the 2017 secured notes or the 2014 notes after a change of control in accordance with the terms of the applicable indenture would result in a default under the Senior Credit Facilities.

Our inability to make the offer to purchase the 2017 secured notes or the 2014 notes as described above or to repay the indebtedness under the Senior Credit Facilities would also constitute an event of default under the indenture for the notes, which could have materially adverse consequences to us and to the holders of the notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under the Senior Credit Facilities, the 2017 secured notes, the 2014 notes and the notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

An increase in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

Indebtedness we have and may incur under the Senior Credit Facilities bears interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our indebtedness and could materially reduce our profitability. In addition, recent turmoil in the credit markets has reduced the availability of debt financing, which may result in increases in the interest rates and borrowing spreads at which lenders are willing to make future debt financing available to us. The impact of such an increase would be more significant than it would be for some other companies because of our substantial indebtedness.

We are subject to certain fraudulent transfer and conveyance statutes that may have adverse implications for the holders of the notes.

Under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of our unpaid creditors, a court could avoid (cancel) or subordinate the notes or the guarantee of any subsidiary guarantor to our or the subject subsidiary guarantor’s presently existing and future indebtedness and take other action detrimental to the holders of the notes including, under certain circumstances, invalidating the notes or the applicable guarantee. For a fraudulent conveyance claim to succeed, the claimant generally must show that at the time the obligation was incurred, the obligor did so with the intent of hindering, delaying or defrauding current or future creditors, or received less than reasonably equivalent value or fair consideration for issuing the notes or incurring the guarantee, as applicable, and:

•	was insolvent or was rendered insolvent by reason of the incurrence of the obligation;

•	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, an obligor would be considered insolvent if, at the time it incurs the obligation, either:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether we or a subsidiary guarantor were solvent at the relevant time, or whether, whatever standard was used, the notes or the applicable guarantee would not be avoided on another of the grounds described above.

We believe that at the time the notes are initially issued each issuer will be:

•	neither insolvent nor rendered insolvent thereby;

•	in possession of sufficient capital to run its businesses effectively;

•	incurring debts within its ability to pay as the same mature or become due; and

•	will have sufficient assets to satisfy any probable money judgment against it in any pending action.

In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions. Further, to the extent that the notes are guaranteed in the future by any subsidiary, a court passing on such guarantor regarding any such guarantee could conclude that such guarantee constituted a fraudulent conveyance or transfer.

The indenture governing the notes will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Since outstanding old notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration, you may have difficulty selling old notes that you do not exchange.

If a large number of old notes are exchanged for new notes issues in the exchange offer, it may be difficult for holders of outstanding old notes that are not exchanged in the exchange offer to sell their old notes, since those old notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of old notes outstanding, there may not be a very liquid market in those old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

In addition, if you do not tender your outstanding old notes or if we do not accept some outstanding old notes, those old notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the old notes that are described in the legend on the old notes and in the prospectus relating to the old notes.

There is currently no market for the notes, and we cannot assure you that an active trading market will develop for the notes.

The notes are new securities for which there presently is no established market. Although the initial purchasers have informed us that they currently intend to make a market in the notes, and, if issued, the exchange notes, the initial purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, we cannot give you any assurance as to the development or liquidity of any market for the notes or, if issued, the exchange notes. We do not intend to apply for listing of the notes or, if issued, the exchange notes, on any securities exchange or for quotation of the notes through any national securities association. The liquidity of, and trading market for, the notes, if any, may also be adversely affected by general declines in the market, declines in the market for similar securities, prevailing interest rates and other factors, including general economic conditions and our own financial condition, performance and prospects, as well as recommendations by security analysts. Such declines may adversely affect such liquidity and trading markets regardless of our financial performance and prospects. Historically, the market for high-yield debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. The market for the notes may be subject to such disruption and volatility, either of which could have an adverse effect on the price and liquidity of the notes.

Risks Related to Market and Economic Factors

Our operating and financial performance in any given period might not meet the guidance we have provided to the public.

We provide public guidance on our expected operating and financial results for future periods. Although we believe that this guidance provides investors and analysts with a better understanding of management’s expectations for the future, and is useful to our investors and potential investors, such guidance is comprised of forward-looking statements subject to the risks and uncertainties described in this report and in our other public filings and public statements. Actual results may differ from the projected guidance. If in the future, our operating or financial results for a particular period do not meet our guidance or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our securities could significantly decline.

The certificate of incorporation, by-laws of RSC Holdings and Delaware law may discourage takeovers and business combinations that its stockholders might consider in their best interests.

A number of provisions in the certificate of incorporation and by-laws of RSC Holdings may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of RSC Holdings that its stockholders might consider in their best interests. These provisions include:

•	establishment of a classified Board of Directors, with staggered terms;

•	granting to the Board of Directors sole power to set the number of directors and to fill any vacancy on the Board of Directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	limitations on the ability of stockholders to remove directors;

•	the ability of the Board of Directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the Board of Directors;

•	prohibition on stockholders from calling special meetings of stockholders;

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the Board of Directors at stockholder meetings; and

•	prohibiting our stockholders from acting by written consent if the Sponsors cease to collectively hold a majority of the outstanding common stock of RSC Holdings.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. In addition, we have opted out of Section 203 of the Delaware General Corporation Law, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the exchange after being made pursuant to the registration rights agreement, dated as of November 17, 2009, between us and the initial purchasers of the old notes, with respect to the old notes (the “registration rights agreement”). It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading “Where You Can Find More Information.”

Terms of the Exchange Offer

General

In connection with the issuance of the old notes pursuant to a purchase agreement, dated as of November 2, 2009, between us and the initial purchasers of the old notes, the holders of the old notes from time to time became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we have agreed to use our commercially reasonable efforts to cause the registration statement, of which this prospectus is a part, to become effective under the Securities Act within 330 days of the date of original issue of the old notes. We have also agreed to use our commercially reasonable efforts to keep the exchange offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 20 business days.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. We will issue new notes in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of          , 2010. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth below under “—Conditions.”

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought, and do not intend to seek, a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for relevant new notes, and executing the letter of transmittal for such notes, you will represent to us that:

•	any new notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

If you are a broker-dealer, you will also be required to represent that you will receive the new notes for your own account in exchange for old notes acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of new notes and that you have not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See “Plan of Distribution.” If you are not a broker-dealer, you will be required to represent that you are not engaged in and do not intend to engage in the distribution of the new notes. Whether or not you are a broker-dealer, you must also represent that you are not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If you are unable to make the foregoing representations, you may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that receives new notes pursuant to the exchange offer for its own account as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 10 1/4%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration Date; Extensions; Amendments; Termination

The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on          , 2010, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the relevant old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement may state that we are extending the exchange offer for a specified period of time.

In relation to the exchange offer, we reserve the right to

(1) delay acceptance of any old notes due to an extension of the exchange offer, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us prior to 5:00 p.m., New York City time, on the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2) amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform you of such amendment.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at the rate of 10 1/4% per annum, accruing interest from the last interest payment date on which interest was paid on the corresponding old note surrendered in exchange for such new note to the day before the consummation of the exchange offer and thereafter, at the rate of 10 1/4% per annum, provided, that if an old note is surrendered for exchange on or after a record date for the notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on May 15 and November 15 of each year, commencing May 15, 2010. No additional interest will be paid on old notes tendered and accepted for exchange except as provided in the registration rights agreement.

Procedures for Tendering

To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either

•	certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes, if such procedures are available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

•	you must comply with the guaranteed delivery procedures described below.

We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand-delivery service. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below under “—Exchange Agent.” You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender on your behalf. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

Your tender of old notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”) unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued:

•	to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer;

•	to redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes—Optional Redemption;” and

•	to the extent permitted under applicable law, to purchase the old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of such old notes. See “—Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such note will receive a new note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange Agent” on or prior to 5:00 p.m., New York City time, on the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility, The Depository Trust Company, have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program (“ATOP”) to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•	prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

(1) sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

(2) states the tender is being made thereby;

(3) guarantees that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the expiration date shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the expiration date.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of each of the indentures governing the notes under the Trust Indenture Act of 1939, as amended. Pursuant to the registration rights agreement, we are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered/Certified Mail, WELLS FARGO BANK, N.A Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	By Facsimile (for Eligible Institutions only): (612) 667-6282 For Information or Confirmation by Telephone: (800) 344-5128

Regular Mail or Overnight Courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	Attn: Bondholder Communications

Hand Delivery: WELLS FARGO BANK, N.A. 12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other person will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Federal Income Tax Considerations

We believe the exchange of the old notes for the new notes should not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Accounting Treatment

The new notes will be recorded as carrying the same value as the old notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be expensed.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or in a transaction not subject to the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, there may be little or no trading market for untendered and tendered but unacceptable old notes. The restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior ABL Revolving Facility

Overview

In connection with the Recapitalization, the issuers, as U.S. borrowers, RSC Holdings II, LLC, and RSC Canada, formerly known as Rental Service Corporation of Canada Ltd., as Canadian borrower, entered into Senior ABL Facilities comprised of an ABL revolving facility, an ABL term facility and an uncommitted incremental facility. We repaid the ABL term facility in full in July 2009. The Senior ABL Revolving Facility provides for a revolving facility in an aggregate principal amount of $1,100 million, subject to availability under a borrowing base. Up to $54.9 million of the Senior ABL Revolving Facility is available for Canadian dollar borrowings by Canadian borrowers, subject to availability under a borrowing base. The Senior ABL Revolving Facility also includes a subfacility for the issuance of letters of credit in an amount not to exceed $280 million, and a subfacility for borrowings of swingline loans by the U.S. borrowers in an amount not to exceed $25 million. Newly created or acquired material U.S. or Canadian subsidiaries may, and at the request of the administrative agent will be required to, become borrowers under the Senior ABL Revolving Facility. As of December 31, 2009, we had approximately $401.2 million outstanding under the Senior ABL Revolving Facility. As of December 31, 2009, we had approximately $38.2 million of letters credit outstanding. As of December 31, 2009, we had approximately $561.6 million of available and undrawn capacity under the Senior ABL Revolving Facility.

The amount of available borrowings under our Senior ABL Revolving Facility is determined by a formula, subject to maximum borrowings, that includes several factors, most significant of which is the OLV of our rental fleet. The OLV of our fleet is calculated by a third party and reflects the average of prices paid for used rental equipment at retail and auction.

Maturity; Amortization and Prepayments

Of the $1,100 million total commitment under our Senior ABL Revolving Facility, $280.8 million (the “Non-Extended Commitments”) matures on November 30, 2011 (the “Non-Extended Maturity Date”) and the remaining $819.2 million (the “Extended Commitments”) matures on August 30, 2013 (the “Extended Maturity Date”). We have the right to request one or more lenders under the Senior ABL Revolving Facility to convert their Non-Extended Commitments under the Senior ABL Revolving Facility to Extended Commitments or, to the extent permitted under the Second Lien Term Facility, provide new or increased Extended Commitments in an aggregate amount not to exceed $200 million (the date on which such new extended commitments are provided or extended commitments are increased, the “Commitment Increase Date”). Lenders are not obligated to convert, increase or provide any commitment as a result of any such request.

Subject to certain exceptions, the Senior ABL Revolving Facility is subject to mandatory prepayment in amounts equal to (1) the amount by which certain outstanding extensions of credit under the Senior ABL Revolving Facility exceed the lesser of the borrowing base and the commitments then in effect and (2) to the extent excess availability under the Senior ABL Revolving Facility is less than $250 million, the net proceeds of (a) certain asset sales by us and certain of our subsidiaries, (b) certain debt offerings by us and certain of our subsidiaries, (c) certain insurance recovery and condemnation events and (d) certain sale and leaseback transactions.

Guarantees; Security; Ranking

RSC Holdings II, LLC and each direct and indirect U.S. subsidiary of RSC Holdings II, LLC, if any (other than the borrowers, any foreign subsidiary holding company so long as such holding company has no material assets other than the capital stock, other equity interests or debt obligations of one or more of our non-U.S. subsidiaries, and any subsidiary of our non-U.S. subsidiaries (and certain of our immaterial subsidiaries (if any))) provide an unconditional guaranty of all amounts owing under the Senior ABL Revolving Facility. In addition, the U.S. borrowers and U.S. guarantors, and each direct and indirect Canadian subsidiary of RSC Holdings III, LLC, if any (other than Canadian borrowers, a wholly-owned special purpose subsidiary (if any) and certain of our immaterial subsidiaries (if any)) provide guarantees in respect of the Canadian borrowers’ obligations under the Senior ABL Revolving Facility. In addition, obligations of the U.S. and Canadian borrowers under the Senior ABL Revolving Facility and the guarantees of the U.S. guarantors thereunder are secured by first priority security interests in substantially all of the tangible and intangible assets of the U.S. borrowers and the U.S. guarantors, including pledges of all stock and other equity interests owned by the U.S. borrowers and the U.S. guarantors (including, without limitation, all of the capital stock of each borrower (but only up to 65% of the voting stock of each direct foreign subsidiary owned by U.S. borrowers or any U.S. guarantor in the case of pledges securing the U.S. borrowers’ and U.S. guarantors’ obligations under the Senior ABL Revolving Facility (it being understood that a foreign subsidiary holding company shall be deemed to be a non-U.S. subsidiary for purposes of this provision so long as such holding company has no material assets other than capital stock, other equity interests or debt obligations of one or more of our non-U.S. subsidiaries))). Assets of the type described in the preceding sentence of any Canadian borrower and any Canadian guarantor are similarly pledged to secure the obligations of the Canadian borrowers and Canadian guarantors under the Senior ABL Revolving Facility. The security and pledges are subject to certain exceptions.

Indebtedness under the Senior ABL Revolving Facility is our senior secured obligation and ranks equal in right of payment with all of our existing and future senior indebtedness that is not expressly subordinated to the Senior ABL Revolving Facility and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to the Senior ABL Revolving Facility. Indebtedness under the Senior ABL Revolving Facility, to the extent of the value of the collateral securing the Senior ABL Revolving Facility described above, is effectively (i) senior to our existing and future unsecured indebtedness, including the notes, (ii) senior to our existing and future indebtedness secured by a security interest in the collateral securing the Senior ABL Revolving Facility that is junior to the security interest securing the Senior ABL Revolving Facility, including the 2017 secured notes and the Second Lien Term Facility, and (iii) equal with our future indebtedness secured by a security interest in the collateral securing the Senior ABL Revolving Facility that is not senior or junior to the security interest securing the Senior ABL Revolving Facility. Under the terms of the intercreditor agreements governing the Senior ABL Revolving Facility, the Second Lien Term Facility and the 2017 secured notes, as applicable, the security interest securing the Senior ABL Revolving Facility ranks senior to the security interest securing the 2017 secured notes and to the security interest securing the Second Lien Term Facility.

Interest

At the U.S. borrowers’ election, the interest rates per annum applicable to U.S. dollar loans under the Senior ABL Revolving Facility are based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR, plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. At the Canadian borrowers’ election, the cost of borrowing applicable to Canadian dollar loans under the Senior ABL Revolving Facility are based on a fluctuating cost of borrowing measured by reference to either (i) bankers’ acceptance discount rates, plus a stamping fee equal to a borrowing margin, or (ii) the Canadian prime rate plus a borrowing margin. The borrowing margin on any Extended Commitments under the Senior ABL Revolving Facility is 175 bps more than the borrowing margin on any Non-Extended Commitments under the Senior ABL Revolving Facility.

Fees

The borrowers are required to pay (1) fees on the unused commitments of the lenders under the Senior ABL Revolving Facility, (2) a letter of credit fee on the outstanding stated amount of letters of credit plus facing fees for the letter of credit issuing banks and (3) other customary fees in respect of the Senior ABL Revolving Facility.

Covenants

The Senior ABL Revolving Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to incur additional indebtedness; provide guarantees; engage in mergers, acquisitions or dispositions; enter into sale-leaseback transactions; make dividends and other restricted payments; make optional prepayments of other indebtedness (including the Second Lien Term Facility, the notes, the 2017 secured notes and the 2014 notes); repay certain indebtedness (including the 2017 secured notes or the 2014 notes) upon a change of control; engage in certain transactions with affiliates; make investments; change the nature of its business; incur liens; with respect to RSC Holdings II, LLC, take actions other than those enumerated; and amend specified debt agreements.

In addition, under the Senior ABL Revolving Facility, the borrowers will become subject to more frequent borrowing base reporting requirements upon excess availability falling below $100 million and the borrowers will be required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio of 1.00 to 1.00 and a maximum leverage ratio as of the last day of each quarter of 4.50 to 1.00 in 2009 and 4.25 to 1.00 for the quarter ending March 31, 2010 and thereafter, upon excess availability falling below (a) before the Non-Extended Maturity Date and the Commitment Increase Date, $140.0 million, (b) after the Commitment Increase Date but before the Non-Extended Maturity Date, the greater of $140.0 million and 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Commitment Increase Date and (c) on or after the Non-Extended Maturity Date, 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Non-Extended Maturity Date. Excess availability did not fall below the specified levels and the borrowers were not required to comply with the specified financial ratios and tests as of December 31, 2009. As of December 31, 2009, calculated in accordance with the Senior ABL Revolving Facility, our fixed charge coverage ratio was 2.08 to 1.00 and the leverage ratio was 5.07 to 1.00.

Events of Default

The Senior ABL Revolving Facility contains customary events of default including nonpayment of principal when due; nonpayment of interest, fees or other amounts, in each case after a grace period; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of certain covenants, to a grace period and notice); cross-default and cross-acceleration to material indebtedness; bankruptcy events; ERISA events subject to a material adverse effect qualifier; material monetary judgments; actual or asserted invalidity of any guarantee or security document or subordination provisions (to the extent applicable); impairment of security interests; and a change of control.

Second Lien Term Facility

Overview

In connection with the Recapitalization, the issuers, as borrowers, and RSC Holdings II, LLC entered into a credit agreement, dated as of November 27, 2006, with respect to the Second Lien Term Facility, with DBNY, as administrative agent and collateral agent, Citigroup, as syndication agent, GE Capital Markets Inc., as senior managing agent, Deutsche Bank

Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers and GECC, as documentation agent, and the other financial institutions party thereto from time to time. The Second Lien Term Facility provides for (1) a term loan facility in an aggregate principal amount of $1,130 million and (2) an uncommitted incremental increase in an aggregate principal amount of up to $300 million, permitted subject to certain conditions, including no default or event of default existing or resulting therefrom, and neither the total leverage ratio nor the secured leverage ratio of the borrower on a pro forma basis (as described in the Second Lien Term Facility) exceeding 4.00 to 1.00 and 3.00 to 1.00, respectively. Newly created or acquired material U.S. subsidiaries may, and at the request of the administrative agent will be required to, become borrowers under the Second Lien Term Facility. As of December 31, 2009, we had $479.4 million outstanding under the Second Lien Term Facility and no additional amounts were available to us under this facility.

Maturity; Prepayments

The Second Lien Term Facility matures on November 30, 2013. The term loans do not amortize.

To the extent not required to prepay loans under the Senior ABL Revolving Facility and subject to certain exceptions, the Second Lien Term Facility is subject to mandatory prepayment in an amount equal to the net cash proceeds of (1) certain asset sales by us and certain of our subsidiaries, (2) certain debt offerings by us and certain of our subsidiaries, (3) certain insurance recovery and condemnation events and (4) certain sale and leaseback transactions.

Guarantees; Security; Ranking

RSC Holdings II, LLC and each direct and indirect U.S. subsidiary of RSC Holdings II, LLC, if any (other than the borrowers, any foreign subsidiary holding company so long as such holding company has no material assets other than the capital stock, other equity interests or debt obligations of one or more of our non-U.S. subsidiaries, and any subsidiary of our non-U.S. subsidiaries (and certain of our immaterial subsidiaries (if any))) are required to provide an unconditional guaranty of all amounts owing under the Second Lien Term Facility. In addition, the Second Lien Term Facility and the guarantees thereunder are secured by second priority security interests in substantially all of the tangible and intangible assets of the borrowers and the guarantors, including pledges of all stock and other equity interests owned by the borrowers and the guarantors (including, without limitation, all of the capital stock of each borrower) and of up to 65% of the voting stock of each direct foreign subsidiary owned by borrowers or any guarantor (it being understood that a foreign subsidiary holding company shall be deemed to be a non-U.S. subsidiary for purposes of this provision so long as such holding company has no material assets other than capital stock, other equity interests or debt obligations of one or more of our non-U.S. subsidiaries). The security and pledges are subject to certain exceptions.

Indebtedness under the Second Lien Term Facility is our senior secured obligation and ranks equal in right of payment with all of our existing and future senior indebtedness that is not expressly subordinated to the Second Lien Term Facility and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to the Second Lien Term Facility. Indebtedness under the Second Lien Term Facility, to the extent of the value of the collateral securing the Second Lien Term Facility described above, is effectively (i) senior to our existing and future unsecured indebtedness, including the notes, (ii) senior to our existing and future indebtedness secured by a security interest in the collateral securing the Second Lien Term Facility that is junior to the security interest securing the Second Lien Term Facility, (iii) equal with our future indebtedness secured by a security interest in the collateral securing the Second Lien Term Facility that is not senior or junior to the security interest securing the Second Lien Term Facility and (iv) junior to our existing and future indebtedness secured by a security interest in the collateral securing the Second Lien Term Facility that is senior to the security interest securing the Second Lien Term Facility, including the Senior ABL Revolving Facility and the 2017 secured notes. Under the terms of the intercreditor agreements governing the Second Lien Term Facility, the Senior ABL Revolving Facility and the 2017 secured notes, as applicable, the security interest securing the Second Lien Term Facility ranks junior to the security interest securing the Senior ABL Revolving Facility and to the security interest securing the 2017 secured notes.

Interest

At the borrowers’ election, the interest rates per annum applicable to the loans under the Second Lien Term Facility are based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR plus a borrowing margin or (2) an alternate base rate plus a borrowing margin.

Fees

The borrowers are required to pay customary fees in respect of the Second Lien Term Facility.

Covenants

The Second Lien Term Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to incur additional indebtedness; provide guarantees; engage in mergers, acquisitions or dispositions; enter into sale-leaseback transactions; make dividends and other restricted payments; make optional prepayments of other indebtedness (including the notes, the 2017 secured notes and the 2014 notes); repay certain indebtedness (including the 2014 notes) upon a change of control; engage in certain transactions with affiliates; make investments; change the nature of its business; incur liens; with respect to RSC Holdings II, LLC, take actions other than those enumerated; and amend specified debt agreements. Under the Second Lien Term Facility, the borrowers are not required to comply with specified financial maintenance covenants.

Events of Default

The Second Lien Term Facility contains customary events of default including nonpayment of principal when due; nonpayment of interest, fees or other amounts, in each case after a grace period; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of certain covenants, to a grace period and notice); cross-acceleration to material indebtedness; bankruptcy events; ERISA events subject to a material adverse effect qualifier; material monetary judgments; actual or asserted invalidity of any guarantee or security document or subordination provisions (to the extent applicable); impairment of security interests; and a change of control.

2017 Secured Notes

On July 1, 2009, we issued $400.0 million in aggregate principal amount of 10% senior secured notes due 2017. Interest on the 2017 secured notes is paid semi-annually, on January 15 and June 15 in each year, and the 2017 secured notes mature on July 15, 2017.

Guarantees; Security; Ranking

The 2017 secured notes are guaranteed by each of our domestic subsidiaries, if any, that guarantees our obligations under the Senior Credit Facilities.

The 2017 secured notes are (and any guarantee of the 2017 secured notes will be) secured by second priority security interests in substantially all of the tangible and intangible assets of the borrowers, including pledges of all stock and other equity interests owned by the borrowers (including, without limitation, all of the capital stock of each borrower) and of up to 65% of the voting stock of each direct foreign subsidiary owned by borrowers (it being understood that a foreign subsidiary holding company shall be deemed to be a non-U.S. subsidiary for purposes of this provision so long as such holding company has no material assets other than capital stock, equity interests or debt obligations of one or more of our non-U.S. subsidiaries). The security and pledges are subject to certain exceptions.

The 2017 secured notes are our senior secured obligations and rank equal in right of payment with all of our existing and future senior indebtedness that is not expressly subordinated to the 2017 secured notes and ranks senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to the 2017 secured notes.

Indebtedness under the 2017 secured notes, to the extent of the value of the collateral securing the 2017 secured notes described above, is effectively (i) senior to our existing and future unsecured indebtedness including the notes, (ii) senior to our existing and future indebtedness secured by a security interest in the collateral securing the 2017 secured notes that is junior to the security interest securing the 2017 secured notes, including the Second Lien Term Facility, (iii) equal with our future indebtedness secured by a security interest in the collateral securing the 2017 secured notes that is not senior or junior to the security interest securing the 2017 secured notes and (iv) junior to our existing and future indebtedness secured by a security interest in the collateral securing the 2017 secured notes that is senior to the security interest securing the 2017 secured notes, including the Senior ABL Revolving Facility. Under the terms of the intercreditor agreements governing the 2017 secured notes, the Senior ABL Revolving Facility and the Second Lien Term Facility, as applicable, the security interest securing the 2017 secured notes ranks junior to the security interest securing the Senior ABL Revolving Facility.

Optional Redemption

The 2017 secured notes are redeemable, at our option, in whole or in part, at any time and from time to time on and after July 15, 2013 and prior to maturity at the applicable redemption price set forth below. Any such redemption may, in our discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control (as defined in the indenture governing the 2017 secured notes). The 2017 secured notes are redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Redemption Period	Price

2013	105.000%
2014	102.500%
2015 and thereafter	100.000%

In addition, at any time and from time to time on or prior to July 15, 2012, we may redeem up to 35% of the original aggregate principal amount of the 2017 secured notes, with funds in an equal aggregate amount up to the aggregate proceeds of certain equity offerings, at a redemption price of 110.0%, for 2017 secured notes, plus accrued and unpaid interest, if any, to the redemption date. This redemption provision is subject to a requirement that 2017 secured notes in an aggregate principal amount equal to at least 65% of the original aggregate principal amount of 2017 secured notes must remain outstanding after each such redemption of 2017 secured notes.

Under the terms of the Senior ABL Revolving Facility, we may not make any optional redemption of the 2017 secured notes unless certain payment conditions have been satisfied.

Change of Control

Upon the occurrence of a change of control, which is defined in the indenture governing the 2017 secured notes, each holder of 2017 secured notes has the right to require us to repurchase some or all of such holder’s 2017 secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants

The indenture governing the 2017 secured notes contains covenants limiting, among other things, RSC Holdings III, LLC’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

•	make certain investments;

•	create liens on their assets to secure debt;

•	limit dividends or other payments by its restricted subsidiaries to RSC;

•	sell certain assets;

•	enter into certain types of transactions with affiliates;

•	use assets as security for certain other indebtedness without securing the 2014 notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•	designate subsidiaries as unrestricted subsidiaries.

The indenture governing the 2017 secured notes also contains a covenant limiting the type of business in which RSC Holdings II, LLC, RSC Holdings III, LLC’s direct parent entity may engage.

Events of Default

The indenture governing the 2017 secured notes also provides for customary events of default.

2014 Notes

On November 27, 2006, we issued $620.0 million in aggregate principal amount of 9 1/2% senior notes due 2014. Interest on the 2014 notes is paid semi-annually, on June 1 and December 1 in each year, and the 2014 notes mature on December 1, 2014.

Guarantees and Ranking

The 2014 notes are our general unsecured obligations. The 2014 notes are guaranteed by each of our domestic subsidiaries, if any, that guarantees our obligations under the Senior Credit Facilities. The 2014 notes rank senior in right of payment to all our existing and future subordinated obligations, pari passu in right of payment with all our existing and future unsecured senior indebtedness and effectively junior to all of our existing and future senior secured indebtedness, including our Senior Credit Facilities and the 2017 secured notes, to the extent of the value of the collateral securing such indebtedness.

Optional Redemption

The 2014 notes are redeemable, at our option, in whole or in part, at any time and from time to time on and after December 1, 2010 and prior to maturity at the applicable redemption price set forth below. Any such redemption may, in our discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control (as defined in the indenture governing the 2014 notes). The 2014 notes are redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Redemption Period	Price

2010	104.750%
2011	102.375%
2012 and thereafter	100.000%

Change of Control

Upon the occurrence of a change of control, which is defined in the indenture governing the 2014 notes, each holder of 2014 notes has the right to require us to repurchase some or all of such holder’s 2014 notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants

The indenture governing the 2014 notes contains covenants limiting, among other things, RSC Holdings III, LLC’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

•	make certain investments;

•	create liens on their assets to secure debt;

•	limit dividends or other payments by its restricted subsidiaries to RSC;

•	sell certain assets;

•	enter into certain types of transactions with affiliates;

•	use assets as security for certain other indebtedness without securing the 2014 notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of Default

The indenture governing the 2014 notes also provides for customary events of default.

DESCRIPTION OF NOTES

General

RSC Equipment Rental, Inc. (“RSC”) and RSC Holdings III, LLC (the “Company” and, together with RSC, the “Issuers”) issued the old notes and will issue the new notes, in each case, as joint and several obligors under an Indenture, dated as of November 17, 2009 (the “Indenture”), among the Company, RSC and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and therefore will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indenture.

The Indenture contains provisions that define your rights and govern the obligations of the Issuers under the notes. A copy of the Indenture and the notes are filed as exhibits to the registration statement of which this prospectus forms a part and will be made available to prospective purchasers of the notes upon request. See “Where You Can Find Additional Information.”

The following is a summary of certain provisions of the Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term “Parent” and the other capitalized terms defined in “—Certain Definitions” below are used in this “Description of Notes” as so defined. Any reference to “Issuers” in this Description of Notes refers to the Company and RSC and, in each case, not to any of their Subsidiaries. Any reference to a “Holder” or a “Noteholder” in this Description of Notes refers to the Holders of the Notes. Any reference to “Notes” in this Description of Notes refers to the new notes.

Brief Description of Notes

The Notes will be:

•	unsecured Senior Indebtedness of the Issuers;

•	effectively subordinated to all secured Indebtedness of the Issuers to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Issuers’ Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees” or, with respect to the Company, RSC);

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Issuers; and

•	senior in right of payment to all existing and future Subordinated Obligations of the Issuers.

Brief Description of the Subsidiary Guarantees

Subsidiary Guarantees of Notes

As of the Issue Date, the Company has no domestic Subsidiaries (other than RSC), and the Notes will not be Guaranteed.

The Subsidiary Guarantees of any Subsidiary Guarantor in respect of the Notes will be:

•	unsecured Senior Indebtedness of such Subsidiary Guarantor;

•	effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

•	pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

•	senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

The Notes will mature on November 15, 2019. Each Note will bear interest of 10 1/4% per annum from November 17, 2009 or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on May 1 or November 1 immediately preceding the interest payment date, on May 15 and November 15 of each year, commencing May 15, 2010. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Notes will be issued initially in an aggregate principal amount of $200.0 million. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “—Certain Covenants—Limitation on Indebtedness,” which will vote as a class with the Notes and otherwise be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemption and offers to purchase.

Other Terms

Principal of, and premium, if any, and interest on, the Notes are payable, and such Notes may be exchanged or transferred, at the office or agency of the Issuers maintained for such purposes (which initially shall be the corporate trust office of the Trustee), with respect to Notes, except that, at the option of the Issuers, payment of interest may be made by check mailed to the address of the registered holders of such Notes as such address appears in the Note Register.

The Notes will be issued only in fully registered form, without coupons. The Notes are issued only in minimum denominations of $2,000 (the “Minimum Denomination”) and any integral multiple of $1,000 in excess thereof.

The Notes will not be designated for trading in The PORTAL Market.

Optional Redemption

The Notes will be redeemable, at the Issuers’ option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The Notes will be redeemable, at the Issuers’ option, in whole or in part, at any time and from time to time on and after November 15, 2014 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. The Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes are so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Redemption Period	Price

2014	105.125%
2015	103.417%
2016	101.708%
2017 and thereafter	100.000%

In addition, the Indenture provides that at any time and from time to time on or prior to November 15, 2012, the Issuers at their option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 110.250%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 65% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes) must remain outstanding after each such redemption of Notes.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of RSC (other than Disqualified Stock or sales to Subsidiaries of RSC), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of RSC or any of its Restricted Subsidiaries (other than proceeds from a sale to Subsidiaries of Capital Stock of RSC). Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 90 days after the completion of the related Equity Offering). The Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to November 15, 2014, Notes may also be redeemed or purchased (by the Issuers or any other Person) in whole or in part, at the Issuers’ option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Issuers may provide in such notice that payment of the Redemption Price and performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on November 15, 2014 (such redemption price being that described in the second or third paragraph, respectively, of this “Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date; and, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 15, 2014; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee by lot, in accordance with the procedures of The Depository Trust Company or by such other method as such Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

As of the Issue Date, the Company had no Domestic Subsidiaries (other than RSC), and the Notes are not Guaranteed. Under the Indenture, the Issuers will cause each Domestic Subsidiary that guarantees payment by the Issuers of any Indebtedness of the Issuers under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Issuers may cause any Subsidiary that is not a Subsidiary Guarantor to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Issuers under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Obligations under the Credit Facilities), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Merger and Consolidation”) by an Issuer or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of such Issuer, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Issuers of any Indebtedness of the Issuers under the Senior Credit Facilities (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into either of the Issuers or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to either of the Issuers or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Issuers’ obligations, or satisfaction and discharge of the Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other applicable Subsidiary Guaranteed Obligations then due and owing. In addition, the Issuers will have the right, upon 30 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Issuers of any Indebtedness of the Issuers under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither of the Issuers nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

Notes and Related Subsidiary Guarantees

The Indebtedness evidenced by the Notes and the Subsidiary Guarantees will be unsecured Senior Indebtedness of the Issuers or the applicable Subsidiary Guarantor, as the case may be, and will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Issuers and the Subsidiary Guarantors, as the case may be. The Indebtedness evidenced by the Notes and the Subsidiary Guarantees will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers and the Subsidiary Guarantors, as the case may be. The Indebtedness evidenced by the Notes and the Subsidiary Guarantees will also be effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Issuers and the Subsidiary Guarantors, as the case may be, to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Claims of creditors of any of the Issuers’ Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuers, including holders of the Notes, unless such Subsidiary is a Subsidiary Guarantor. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Issuers (other than Subsidiaries that become Subsidiary Guarantors). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee of the Notes. Such Subsidiary Guarantee, if any, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualification.

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Issuers to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuers shall not be obligated to repurchase Notes pursuant to this covenant in the event that they have exercised their right to redeem all of the Notes as described above under “—Optional Redemption.”

The term “Change of Control” means the occurrence of any of the following after the Issue Date:

(i) the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(ii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than one or more Permitted Holders) or (B) Persons (other than one or more Permitted Holders) that are together (1) a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (2) are acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), as a group, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

Unless the Issuers have exercised their right to redeem all the Notes as described above under “—Optional Redemption,” the Issuers shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Issuers to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under each Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Agreements governing future Indebtedness of the Company may, prohibit the Issuers from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such agreements has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Issuers’ ability to pay cash to the Holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Issuers’ obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “—Optional Redemption,” the Issuers also have the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Issuers to repurchase such Notes.

Certain Covenants

The Indenture contains covenants including, among others, the covenants as described below.

Limitation on Indebtedness

The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $480 million, plus (B) the greater of (1) $1,500 million less the aggregate principal amount of Indebtedness Incurred by Special Purpose Entities that are Domestic Entities and then outstanding pursuant to clause (ix) of this paragraph (b) and (2) an amount equal to the Borrowing Base less the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness Incurred under clauses (A) or (B), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) Indebtedness represented by the Notes, the Existing Notes, any other Indebtedness (other than the Indebtedness described in clauses (i) and (ii) above and, solely with respect to Indebtedness Incurred after November 27, 2006, clause (iv) below) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto not to exceed the greater of (A) $225.0 million and (B) 12% of Consolidated Tangible Assets, in an aggregate amount outstanding at any one time;

(v) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”), or (B) without limiting the covenant described under “—Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person after the Issue Date;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) the financing of insurance premiums in the ordinary course of business, or (E) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Issuers or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x) Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition); provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi) Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum of (A) the greater of (x) $100 million and (y) an amount equal to (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Entities that are Foreign Entities and then outstanding pursuant to clause (ix) of this paragraph and (B) in the event of any refinancing of Indebtedness incurred under this clause (xi), the aggregate amount of any fees, underwriting discount, premium and other cost and expenses incurred in connection with such refinancing and any Refinancing Indebtedness with respect to any such Indebtedness;

(xii) Contribution Indebtedness and any Refinancing Indebtedness in respect thereto; and

(xiii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of (x) $200 million or (y) 10% of Consolidated Tangible Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that

Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture provides as follows:

(a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to November 27, 2006 and then outstanding would exceed, without duplication, the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on November 27, 2006 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after November 27, 2006 or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after November 27, 2006 (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after November 27, 2006 of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company or any Parent (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends on other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after November 27, 2006; and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

(b) The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “—Limitation on Indebtedness,” (x) from Net Available Cash to the extent permitted under clause (a)(iii)(C) of “—Limitation on Sales of Assets and Subsidiary Stock,” (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $20.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since November 27, 2006, plus (y) the Net Cash Proceeds received by the Company since November 27, 2006 from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof) to the extent such Net Cash Proceeds are not included in any calculations under clause 3(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

(vi) the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to $75.0 million;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $3.0 million in the aggregate;

(x) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi) any Restricted Payment pursuant to or in connection with the Original Transactions; and

(xii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “Certain Covenants—Limitation on Indebtedness” above;

provided that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture or the Notes, the Existing Notes or any Existing Notes Indenture;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4) (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or (I) pursuant to Hedging Obligations;

(5) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to November 27, 2006 pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

Limitation on Sales of Assets and Subsidiary Stock.

The Indenture provides as follows (except as described with respect to the Indenture):

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent the Issuers elect (or are required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Issuers or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments)

cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes of the applicable class and (to the extent the Issuers or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Issuers or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Issuers and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $35.0 million. If the aggregate principal amount of Notes or other Indebtedness of the Issuers or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between the Notes and such other Indebtedness of the Issuers or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of the Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Issuers or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such

Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $50 million or 2.0% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Issuers will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of such purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Issuers for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Issuers shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $35.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates

The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $20.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors and if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the Company shall have obtained a fairness opinion from a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of the preceding paragraph (a) will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction with the Company, any Restricted Subsidiary, or any Special Purpose Entity,

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

(vii) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, including payment to Oak Hill or Ripplewood, or any of their respective Affiliates of fees of up to $6.0 million in the aggregate in any fiscal year, and fees in connection with any acquisition, disposition, merger, recapitalization or similar transaction as provided in any such Management Agreement, plus all out-of-pocket expenses incurred by Ripplewood or Oak Hill or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

(viii) the Original Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Original Transactions, and

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

Limitation on Liens

The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Senior Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future Subsidiary Guarantors

As set forth more particularly under “—Subsidiary Guarantees,” the Indenture provides that the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Issuers under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “—Subsidiary Guarantees.”

SEC Reports

The Indenture provides that, notwithstanding that the Issuers may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company or RSC will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Issuers are required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if they were so subject. The Company or RSC will also, within 15 days after the date on which the Company or RSC, as applicable, was so required to file or would be so required to file if the Company or RSC, as applicable, were so subject, transmit by mail to all applicable Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company or RSC website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company’s or RSC’s, as applicable, accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company or RSC, as applicable, may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information; provided that (a) the Company or RSC, as applicable, shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Company or RSC, as applicable, makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company or RSC, as applicable). The Company or RSC, as applicable, will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company or RSC, as applicable, is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company or RSC, as applicable, also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

The Indenture provides that neither Issuer will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Issuer) will expressly assume all the obligations of such Issuer under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to such Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Issuers (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Issuers immediately prior to giving effect to such transaction;

(iv) each applicable Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v) the applicable Issuer will have delivered to such Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph; provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Any Indebtedness that becomes an obligation of an Issuer or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the applicable Issuer under the Indenture, and thereafter the predecessor Issuer shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Issuer in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “Merger and Consolidation” covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to an Issuer or (2) an Issuer consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing such Issuer in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of an Issuer so long as all assets of such Issuer and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

Defaults

An Event of Default is defined in the Indenture as:

(i) a default in any payment of interest on any Note when due, continued for 30 days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by either Issuer to comply with its obligations under the first paragraph of the covenant described under “—Merger and Consolidation” above;

(iv) the failure by the Issuers to comply for 30 days after notice with any of their obligations under the covenant described under “—Change of Control” above (other than a failure to purchase Notes);

(v) the failure by either Issuer to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(vi) the failure by any applicable Subsidiary Guarantor to comply for 45 days after notice with its obligations under its applicable Subsidiary Guarantee;

(vii) the failure by either Issuer or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such

Indebtedness so unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 20 Business Days after such acceleration (the “cross acceleration provision”);

(viii) certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the “bankruptcy provisions”);

(ix) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $50.0 million or its foreign currency equivalent against either Issuer or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or

(x) the failure of any applicable Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any applicable Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any applicable Subsidiary Guarantee, if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuers of the Default and the applicable Issuer does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Indenture, the Trustee by notice to the Issuers, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuers and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of either Issuer occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any applicable Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on such Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that such Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve such Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Issuers are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuers are taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under “—Optional Redemption” above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes, (vii) make any change in the amendment or waiver provisions described in this sentence or (viii) make any change to the ranking of the Notes.

Without the consent of any Holder, the Issuers, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture to cure any ambiguity, manifest error, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of either Issuer or a Subsidiary Guarantor under such Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the

Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Issuers for the benefit of the Noteholders or to surrender any right or power conferred upon the Issuers, to provide for or confirm the issuance of Additional Notes, to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of this “Description of Notes,” to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

The consent of the applicable Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Issuers, received thereby before the date on which the Issuers certify to such Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Issuers are required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under certain covenants under the Indenture, including the covenants described under “—Certain Covenants” and “—Change of Control,” the operation of the default provisions relating to such covenants described under “—Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “—Merger and Consolidation” above (“covenant defeasance”). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its applicable Subsidiary Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain Covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under “—Defaults” above or because of the failure of either Issuer to comply with clause (iii), (iv) or (v) under “—Merger and Consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, European Government Obligations or a combination thereof sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Issuers).

Satisfaction and Discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuers) have been delivered to the Trustee for cancellation or (b) all Notes not previously delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by Trustee in the name, and at the expense, of the Issuers; (ii) the Issuers have irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof (in the case of the Notes), sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be; (iii) the Issuers have paid or caused to be paid all other sums payable under the Indenture by the Issuers; and (iv) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Issuers or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and is appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of either Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The Notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Note”). The Global Note initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, in New York, New York, and registered in the name of Cede & Co. as nominee of The Depository Trust Company, in each case for credit to the accounts of The Depository Trust Company participants and indirect participants (each described below) including, without limitation, Euroclear Bank S.A./N.V. (as operator of the Euroclear System, “Euroclear”) and Clearstream Banking, société anonyme (“Clearstream Banking”). All interests in a Global Note may be subject to the procedures and requirements of The Depository Trust Company. As long as The Depository Trust Company, or its nominee, is the registered Holder of a Global Note, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of The Depository Trust Company or to a successor The Depository Trust Company or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Depositary Procedures—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

Initially, the Trustee will act as paying agent and registrar. The Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

The following description of the operations and procedures of The Depository Trust Company, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

The Depository Trust Company has advised us that The Depository Trust Company is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of

Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of The Depository Trust Company are recorded on the records of the Participants and Indirect Participants.

The Depository Trust Company has also advised us that pursuant to procedures established by it, (i) upon deposit of the Global Notes, The Depository Trust Company will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by The Depository Trust Company (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because The Depository Trust Company can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes see, “—Depositary Procedures—Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, and Additional Interest, if any, and interest on a Global Note registered in the name of The Depository Trust Company’s nominee will be payable by the Trustee to The Depository Trust Company’s nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of The Depository Trust Company or any of its Participants or Indirect Participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of The Depository Trust Company unless The

Depository Trust Company has reason to believe it will not receive payment on such payment date. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of The Depository Trust Company or the Trustee. Neither we nor the Trustee will be liable for any delay by The Depository Trust Company or its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes.

Except for trades involving any Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its Participants. See “Same Day Settlement and Payment.”

Transfers between Participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between Participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transaction will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

The Depository Trust Company has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account The Depository Trust Company has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, The Depository Trust Company reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

The information in this section concerning The Depository Trust Company, Euroclear and Clearstream and their book entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and, such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee or any of their respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(i) The Depository Trust Company (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and a successor depositary is not appointed within 120 days or (B) has ceased to be a clearing agency registered under the Exchange Act and a successor depository is not appointed within 120 days;

(ii) we, at our option, notify the Trustee in writing that we elect to cause issuance of the Certificated Notes; or

(iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes and the Trustee has received a written request from The Depository Trust Company to issue such Notes in certificated form.

Neither we nor the Trustee will be liable for any delay by the Global Note Holder or The Depository Trust Company in identifying the beneficial owners of Notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or The Depository Trust Company for all purposes.

Same Day Settlement and Payment

The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in The Depository Trust Company’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by The Depository Trust Company to be settled in immediately available funds. We expect that secondary trading in the certificated Notes will also be settled in immediately available funds.

Registration Rights; Additional Interest

On November 17, 2009, the issuers and the Initial Purchasers entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the issuers agreed to file with the SEC a registration statement, or the “Exchange Offer Registration Statement,” under the Securities Act relating to an exchange offer, or the “Exchange Offer,” pursuant to which new notes substantially identical to the Notes (except that such new notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), or the “Exchange Notes,” would be offered in exchange for the then outstanding Notes tendered at the option of the Holders thereof; and to cause the Exchange Offer Registration Statement to become effective within 330 days following the Issue Date.

Under existing SEC interpretations contained in several no action letters to third parties, the new notes would in general be freely transferable by Holders thereof (other than affiliates of the issuers) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of old notes participating in the Exchange Offer, as set forth below). However, any purchaser of notes who is an “affiliate” of the Issuers or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its old notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of New Notes, broker-dealers (“Participating Broker-Dealers”) receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the registration statement.

The Registration Rights Agreement provides that if:

(i) the issuers determine that the Exchange Offer is not available or may not be consummated as soon as practicable after the last date the Exchange Offer is open because it would violate applicable law or the applicable interpretation of the SEC staff;

(ii) the Exchange Offer is not consummated within 360 days of the Issue Date;

(iii) under certain circumstances, the Initial Purchasers of the old notes so request with respect to old notes not eligible to be exchanged for new notes in the Exchange Offer; or

(iv) any Holder of the old notes (other than the initial purchasers) is not permitted by applicable law from participating in the Exchange Offer or such Holder may not resell notes acquired in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the issuers or due to such holder’s inability to make the representations referred to above), we will use commercially reasonable efforts to prepare and file, as promptly as practicable, and thereafter to cause to be declared effective no later than 240 days after the date on which the obligation to file a registration statement under this section (a “Shelf Registration Statement”) arises. We will use commercially reasonably efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus included therein to be lawfully delivered by the Holders, until the period referred to in Rule 144(k) under the Securities Act after the original issue date of the old notes expires or such shorter period that will terminate when all notes covered by the Shelf Registration Statement have been sold pursuant thereto. Under certain circumstances, the issuers may delay the filing or delay or suspend effectiveness of the Shelf Registration Statement.

In the event that:

(i) the Exchange Offer Registration Statement has not been declared effective within 330 days following the Issue Date or if a Shelf Registration Statement is required to be filed under the Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 240 days following the date on which the obligation to file the Shelf Registration Statement arises; or

(ii) if an exchange offer is not consummated within 360 days of the Issue Date; or

(iii) if any Shelf Registration Statement is filed and declared effective, and during the period the issuers are required to use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, the Issuers shall have suspended the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve-month period or the Shelf Registration Statement shall cease to be effective without being replaced within 90 days by a Shelf Registration Statement that is filed and declared effective (any such even referred to in clauses (i) through (iv) is referred to as a “Failure to Register”), additional interest will accrue on the Notes, for a period from the occurrence of the Failure to Register (but only with respect to one Failure to Register at any particular time) until such time as all failure to Register have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Failure to Register, which rate shall increase by 0.25% during the subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Failures to Register that shall have occurred and be continuing. A Failure to Register with respect to clause (iv) above shall be deemed not to have occurred and be continuing if such Failure to Register has occurred solely as a result of the filing of a post-effective amendment to incorporate annual audited financial information where such post-effective amendment is not yet effective and needs to be declared effective to permit the Holders to use the related prospectus or the occurrence of other material events or development with respect to the Issuers that would need to be described in such registration statement or related prospectus and the Issuers are proceeding promptly and in good faith to amend or supplement such registration statement and related prospectus or, in the case of material developments the Issuer determine in good faith must remain confidential for business reasons, the Issuers are proceeding promptly and in good faith to take steps necessary so that such development need not remain confidential. Any amounts of additional interest due will be payable in cash on the regular interest payment dates with respect to the Notes.

Notes not tendered in the exchange offer will bear interest at the applicable rate set forth with respect to such old notes on the cover page of this prospectus and will be subject to all the terms and conditions specified in the applicable Indenture, including transfer restriction.

The summary herein of certain provisions of the Registration Rights Agreements is not a restatement of the Registration Rights Agreements. Copies of the Registration Rights Agreements are available as set forth under the heading “Where You Can Find More Information.”

Certain Definitions

“ACNA” means Atlas Copco North America Inc.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Entities” means, collectively, RSC Acquisition LLC and RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under “—Merger and Consolidation,” (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, or (xiii) any disposition or series of related dispositions for aggregate consideration not to exceed $35.0 million.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Domestic Subsidiaries, (3) 95% of the book value of Equipment of the Company and its Domestic Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period); provided that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an

Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Ripplewood or Oak Hill and their respective Affiliates.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

(ii) solely for purposes of determining the amount available for Restricted Payment under clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Original Transactions and any acquisition, merger or consolidation after the Issue Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

(xi) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

“Consolidated Quarterly Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of any fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Recapitalization as if it had occurred at the beginning of such four-quarter period), provided that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

“Consolidated Tangible Assets” means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations).

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of the Indenture, for periods ending on or prior to the date on which RSC Holdings III, LLC issues consolidated financial statements that consolidate the accounts of RSC and each of the Restricted Subsidiaries, references to the consolidated financial statements of the Company shall be to the consolidated financial statements of RSC, as the context may require.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions, the proceeds from the issuance of Disqualified Stock or any cash contribution by the Company or any Restricted Subsidiary) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Agreements” means, collectively, the Senior ABL Agreement and the Second Lien Term Agreement.

“Credit Facilities” means one or more of (i) the Second Lien Term Facility, (ii) the Senior ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company or RSC, as applicable, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Entity” means any Person other than a Foreign Entity.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equipment” means any equipment owned by or leased to the Company or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) air tools, attachments, backhoes, booms, compaction, compressor, concrete, conveyors, cranes, dozers, earth moving, electrical equipment, excavators, forklifts, generators, lighting, loaders, material handling, scissors, skidsteers, tractors, trenchers, trucks, welding, (iii) air compressors, pumps and small tools, and (iv) other personal property.

“European Government Obligations” means any security that is (a) a direct obligation of Belgium, the Netherlands, France, Germany, Ireland or any other country that is a member of the European Monetary Union, for the payment of which the full faith and credit of such country is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guar-anteed as a full faith and credit obligation by such country, which, in either case under the pre-ceding clause (a) or (b), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Existing Notes” means, collectively, (i) the $620.0 million 9 1/2% Senior Notes due 2014 issued by the Issuers (the “9 1/2% Senior Notes”) and (ii) the $400 million 10% Senior Secured Notes Due 2017 issued by the Issuers (the “10% Senior Secured Notes”).

“Existing Notes Indentures” means, collectively, (i) that certain Indenture dated November 27, 2006, between the Issuers and Wells Fargo Bank, National Association as Trustee, as amended, supplemented, waived or otherwise modified from time to time (the “9 1/2% Senior Notes Indenture”) and (ii) that certain Indenture dated as of July 1, 2009 by and among the Issuers and Wells Fargo Bank, National Association, as Trustee, as amended, supplemented, waived or otherwise modified from time to time (the “10% Senior Secured Notes Indenture”).

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Foreign Borrowing Base” means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, (3) 95% of the book value of Equipment of Foreign Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Foreign Entity” means (a) any Person that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Person that has no material assets other than securities or Indebtedness of one or more Foreign Entities (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms “Borrowing Base,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Quarterly Tangible Assets,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” and “Foreign Borrowing Base” all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Holding” means Atlas Copco North America, Inc. and any successor in interest thereto.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Investors” means (i) the Ripplewood Investors and Oak Hill Investors, (ii) any Person that acquires Voting Stock of Holding on or prior to the Issue Date and any Affiliate of such Person, and (iii) any of their respective successors in interest.

“Issue Date” means the first date on which Notes are issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means (1) loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $7.5 million in the aggregate outstanding at any time, (2) Management Guarantees, or (3) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Management Agreements” means, collectively, (i) the Monitoring Agreement, dated as of November 27, 2006, by and among Holding, RSC, Oak Hill and Ripplewood, (ii) the Indemnification Agreement, dated as of November 27, 2006, among Holding, RSC, Oak Hill, Ripplewood and the Acquisition Entities, (iii) the Transaction Agreement, dated as of November 27, 2006, by and among Holding, RSC, Oak Hill and Ripplewood and (iv) the Stockholders Agreement, dated as of November 27, 2006, by and among Holding, Atlas Copco Finance S.á.r.l. and the Investors party thereto and any other Person party thereto from time to time, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture and the related documents.

“Management Guarantees” means guarantees made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $7.5 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Oak Hill” means Oak Hill Capital Management LLC.

“Oak Hill Investor” means, collectively, (i) Oak Hill Capital Partners II, L.P., a Delaware limited partnership, or any successor thereto, (ii) any Affiliate thereof, and (iii) any successor in interest to any thereof.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Original Transactions” means, collectively, any or all of the following: (i) the entry into the 9 1/2% Senior Notes Indenture, and the offer and issuance of the 9 1/2% Senior Notes, (ii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries, (iii) the distribution of the net proceeds from the offer and sale of the 9 1/2% Senior Notes and the Incurrence of Indebtedness under the Senior Credit Facilities to ACNA, (iv) the repurchase by ACNA of its issued and outstanding capital stock from Atlas Copco Finance S.à.r.l. in accordance with the Recapitalization Agreement, (v) the issue of but not payment under up to $400 million aggregate principal amount of contingent earn-out notes in accordance with the Recapitalization Agreement, (vi) the repayment by Atlas

Copco AB of Indebtedness between RSC and certain of RSC’s affiliates in accordance with the Recapitalization Agreement, (vii) the contribution by Holding of 100% of the capital stock of RSC through RSC Holdings I, LLC and RSC Holdings II to the Company, (viii) the contribution by the Company of all of RSC’s outstanding Series A preferred stock to RSC and the cancellation by RSC of that stock in accordance with the Recapitalization Agreement, (ix) the equity investment by Affiliates of the Ripplewood Investors and the Oak Hill Investors in ACNA in accordance with the Recapitalization Agreement, (x) the satisfaction of or action taken to permit any Parent to satisfy any obligations under the Recapitalization Agreement and (xi) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Parent” means any of Holding, RSC Holdings I, LLC, RSC Holdings II, LLC, and any Other Parent and any other Person that is a Subsidiary of Holding, RSC Holdings I, LLC, RSC Holdings II, LLC, or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Permitted Holder” means any of the following: (i) any of the Investors; (ii) any of the Management Investors, Ripplewood, Oak Hill and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by Oak Hill, Ripplewood or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any Parent; and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary and were in existence on the date of such acquisition);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation, transfer, conveyance or liquidation and were in existence on the date of such merger, consolidation, transfer, conveyance or liquidation);

(iii) Temporary Cash Investments or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on November 27, 2006;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent; provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi) Notes;

(xii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiii) Management Advances;

(xiv) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph); and

(xv) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $100 million or 5.50% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xv) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, November 27, 2006, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on November 27, 2006) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or clause (b)(iii) thereof (other than the 9 1/2% Senior Notes and Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof and Refinancing Indebtedness Incurred in respect of the 9 1/2% Senior Notes in compliance with clause (b)(iii) thereof), (2) Bank Indebtedness Incurred in compliance with paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” (other than the 9 1/2% Senior Notes and Refinancing Indebtedness Incurred in respect thereof), (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity or (6) obligations in respect of Management Advances or Management Guarantees, in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (9) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business or (10) arising in connection with repurchase agreements permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness,” on assets that are the subject of such repurchase agreements;

(r) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million at any time outstanding; and

(s) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 3.5 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Recapitalization” means the recapitalization of Holding effected in accordance with the terms of the Recapitalization Agreement.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of October 6, 2006, among Atlas Copco AB, Atlas Copco Finance S.á.r.l., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC, OHCP II RSC COI, LLC, and Holding.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under

“—Certain Covenants—Limitation on Restricted Payments,” or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date, or to Holding’s or any Parent’s receipt of, entitlement to, or obligation to make any payment in connection with the Original Transactions, including any payment received after the Issue Date pursuant to any agreement relating to the Original Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Ripplewood” means Ripplewood Holdings L.L.C.

“Ripplewood Investor” means, collectively, (i) Ripplewood Partners II LP, a Delaware limited partnership, or any successor thereto, (ii) Ripplewood Partners II Parallel Fund, LP, a Delaware limited partnership, or any successor thereto, (iii) Ripplewood Partners II Offshore Parallel Fund, LP, a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

“SEC” means the Securities and Exchange Commission.

“Second Lien Term Agreement” means the Credit Agreement, dated as of November 27, 2006, among RSC Holdings II, LLC, the Issuers; any other borrowers party thereto from time to time; Deutsche Bank AG, New York Branch, as administrative agent; Citicorp North America, Inc., as syndication agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc. and Citigroup Global Markets, Inc., as joint lead arrangers and joint book managers, as amended as of August 21, 2009 and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent, lenders and other financial institutions or other agents, lenders and other financial institutions or otherwise, and whether provided under the original Second Lien Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise).

“Second Lien Term Facility” means the collective reference to the Second Lien Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent, lenders and other financial institutions or other agents, lenders and other financial institutions or otherwise, and whether provided under the original Second Lien Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Second Lien Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior ABL Agreement” means the Credit Agreement, dated as of November 27, 2006, among the Company, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent; Citicorp North America, Inc., as syndication agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. as joint lead arrangers; and Deutsche Bank Securities Inc., and Citigroup Global Markets Inc. as joint bookrunning managers, as amended and restated as of July 30, 2009, and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent, lenders and other financial institutions or other agents, lenders and other financial institutions or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise).

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent, lenders and other financial institutions or other agents, lenders and other financial institutions or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Credit Agreements” means, collectively, the Senior ABL Agreement and the Second Lien Term Agreement.

“Senior Credit Facilities” means, collectively, the Senior ABL Facility and the Second Lien Term Facility.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than Subordinated Obligations.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or other Equipment of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Board of Directors.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.” As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the Notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and Consolidation.”

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 27, 2006, among the Company, RSC, Holding, RSC Holdings I, LLC, RSC Holdings II, LLC and Rental Service Corporation of Canada Ltd., as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the Indenture, except as otherwise provided in any amendment or supplement thereto.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer or assistant officer of the Trustee assigned by such Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” The Board of Directors may

designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations for beneficial owners of the notes relating to their exchange of the old notes for the new notes pursuant to the exchange offer. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations, all as in effect or in existence on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretations. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not successfully assert contrary positions.

This discussion does not address all of the tax considerations that may be relevant to specific beneficial owners of the notes in light of their particular circumstances (such as beneficial owners that are treated as being related to us for U.S. federal income tax purposes) or to beneficial owners of the notes that are subject to special treatment under U.S. federal income tax laws (such as banks; insurance companies; partnerships, S corporations or other pass-through entities (or investors in such entities); tax-exempt entities; retirement plans; dealers in securities or currencies; brokers; traders in securities that have elected the mark-to-market method of accounting for their securities; real estate investment trusts; regulated investment companies; persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment; beneficial owners whose functional currency is not the U.S. dollar or who hold the notes through a foreign entity or a foreign account; controlled foreign corporations; passive foreign investment companies; or U.S. expatriates). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. Beneficial owners of the notes should consult their own tax advisors regarding the U.S. federal, state and local, and any other, tax consequences to them of exchanging old notes for new notes pursuant to the exchange offer in light of their own circumstances.

The exchange of an old note for a new note pursuant to the exchange offer (described under “The Exchange Offer”) should not be a taxable event to a beneficial owner of a note, and such a beneficial owner should not recognize any taxable gain or loss or any interest income as a result of the exchange. A beneficial owner’s holding period for a new note should include the holding period for the exchanged old note and a beneficial owner’s adjusted tax basis in a new note should be the same as such beneficial owner’s adjusted tax basis in the exchanged old note. The U.S. federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally should be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of exchanging, owning, and disposing of the notes, including the consequences of any proposed change in applicable laws.

CERTAIN ERISA CONSIDERATIONS

To ensure compliance with U.S. Internal Revenue Service Circular 230, holders of the notes are hereby notified that any discussion of tax matters set forth in this summary was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any holder, for the purpose of avoiding tax-related penalties under federal, state or local law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans that are subject to Title I of ERISA, as well as individual retirement accounts and other plans subject to Section 4975 of the Code or any entity deemed to hold assets of a plan subject to Title I of ERISA or Section 4975 of the Code (each of which we refer to as a “Plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code, or “Parties in Interest,” with respect to such Plans. If we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan may be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there were some other basis on which the transaction was not prohibited.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) or ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

Accordingly, the notes may not be sold, exchanged or transferred to, and each purchaser, holder or transferee, by its purchase, exchange or holding of such notes, shall be deemed to have represented and covenanted that it is not purchasing, exchanging or holding the notes for or on behalf of, a Plan or other plan subject to similar law, except that such purchase or exchange for or on behalf of a Plan or other plan subject to similar law shall be permitted to the extent that such purchase or exchange will not give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable or which is not otherwise prohibited under ERISA, Section 4975 of the Code or the provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and any other provision under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code and the availability of exemptive relief applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to any of the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Debevoise & Plimpton LLP.

EXPERTS

The consolidated financial statements of RSC Holdings III, LLC and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes to be issued in the exchange offer. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

RSC Holdings is subject to the informational requirements of the Exchange Act and will file reports, proxy statements and other information with the SEC. You are able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. You are able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through the “Investors” portion of our Internet website (http://www.rscrental.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INCORPORATION OF DOCUMENTS BY REFERENCE

The issuers are “incorporating by reference” certain information the issuers file with the Commission, which means that the issuers are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that the issuers file later with the Commission prior to the termination of the offering under this exchange offer will automatically update and supersede this information. The issuers incorporate by reference the documents listed below and all documents the issuers file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than reports or portions thereof furnished under Item 2.02 or 7.01 on Form 8-K and not specifically incorporated by reference, prior to the termination or completion of the exchange offer under this prospectus:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on February 16, 2010, as amended by a Form 10-K/A filed on February 18, 2010;

(b) Our Current Report on Form 8-k filed on January 27, 2010; and

(c) Our Current Report on Form 8-K filed on March 4, 2010.

You can obtain any of the filings incorporated by reference in this prospectus through the issuers or from the Commission through the Commission’s Internet site or at the address listed above. You may request orally or in writing, without charge, a copy of any or all of the documents which are incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the office of the Corporate Secretary, RSC Equipment Rental, Inc., 6929 E. Greenway Parkway, Scottsdale, Arizona 85254, telephone number: (480) 905-3300.

RSC EQUIPMENT RENTAL, INC.

RSC HOLDINGS III, LLC

Offer to Exchange

$200,000,000 Outstanding 10 1/4% Senior Notes due 2019
for $200,000,000 Registered 10 1/4% Senior Notes due 2019

PROSPECTUS

  , 2010

DEALER PROSPECTUS DELIVERY OBLIGATION

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Limited Liability Company Agreement of RSC Holdings III, LLC provides that the officers shall not be liable to the company, the member or any other person or entity who or that has an interest in the company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such officer in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such officer by the Limited Liability Company Agreement, except that such officer shall be liable for any such loss, damage or claim incurred by reason of such officer’s gross negligence or willful misconduct.

The Arizona Business Corporation Act (the “ABCA”) permits extensive indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws. Under the ABCA, in order for a corporation to indemnify a director or officer, a majority of the corporation’s disinterested directors, special legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation’s best interests (in the case of conduct in an “official capacity” with the corporation) or that the conduct was at least not opposed to the corporation’s best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such individuals, except that, in the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. However, a corporation cannot indemnify a director in the cases noted in clause (ii) below. Broader indemnification is allowed, with certain limitations, for a director as provided in a corporation’s articles of incorporation, and for an officer who is not also a director or where the basis on which the officer was made a party to the proceeding is an act or omission solely as an officer, as provided in the articles of incorporation, bylaws, a resolution of the board of directors or a contract. Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. In addition, the ABCA requires Arizona corporations to indemnify any “outside director” (a director who is not an officer, employee or holder of more than five percent of any class of the corporation’s stock or the stock of any affiliate of the corporation) against liability unless (i) the corporation’s articles of incorporation limit such indemnification, (ii) the director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. With certain limitations, a court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this paragraph or was adjudged liable as described above.

RSC’s by-laws authorize the indemnification of officers and directors of the corporation to the fullest extent authorized by the Arizona Business Corporation Act.

Under separate indemnification agreements to be entered into by RSC’s directors and certain of RSC’s and RSC Holdings III, LLC’s officers, such directors and officers will have contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under applicable law.

ITEM 21.	EXHIBITS

Exhibits

The following exhibits are included as exhibits to this Registration Statement.

Exhibit
Number	Description

2.1	Recapitalization Agreement, dated as of October 6, 2006, by and among Atlas Copco AB, Atlas Copco Finance S.à.r.l., Atlas Copco North America Inc., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC (Incorporated by reference to Exhibit 2.1 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
3.1	Articles of Incorporation of RSC Equipment Rental, Inc. (Incorporated by reference to Exhibit 3.1 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.2	Articles of Amendment to the Articles of Incorporation of RSC Equipment Rental, Inc. (Incorporated by reference to Exhibit 3.2 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.3	Amended and Restated By-Laws of RSC Equipment Rental, Inc., adopted January 21, 2010 (Incorporated by reference to Exhibit 3.2 to RSC Holdings Inc.’s Form 8-K, dated January 27, 2010 (file no. 333-144615))
3.4	Certificate of Formation of RSC Holdings III, LLC (Incorporated by reference to Exhibit 3.4 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.5	Amended and Restated Limited Liability Company Agreement of RSC Holdings III, LLC (Incorporated by reference to Exhibit 3.5 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.6	Certificate of Amendment to Certificate of Formation of RSC Holdings III, LLC
4.1	Indenture, dated as of November 27, 2006, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 4.1 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.2	Registration Rights Agreement, dated November 27, 2006, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and GE Capital Markets, Inc. (Incorporated by reference to Exhibit 4.2 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.3	U.S. Guarantee and Collateral Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc. and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time, Deutsche Bank AG, New York Branch, as collateral agent and administrative agent (Incorporated by reference to Exhibit 4.5 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.4	Canadian Security Agreement, dated as of November 27, 2006, by and among Rental Service Corporation of Canada Ltd., Deutsche Bank AG, Canada Branch as Canadian collateral agent (Incorporated by reference to Exhibit 4.6 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))

Exhibit
Number		Description

4.5		Guarantee and Collateral Agreement, dated as of November 27, 2006, by and between RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch as collateral agent and administrative agent (Incorporated by reference to Exhibit 4.7 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.6		Intercreditor Agreement, dated as of November 27, 2006, by and among RSC Holdings, II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch as U.S. collateral agent under the first-lien loan documents and Deutsche Bank AG, New York Branch in its capacity as collateral agent under the second-lien loan documents (Incorporated by reference to Exhibit 4.8 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.7		Amended and Restated Stockholders Agreement (Incorporated by reference to Exhibit 4.7 to RSC Holdings Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
4	.7.1	Amendment No. 1 to Amended and Restated Stockholders Agreement, dated August 24, 2009 (Incorporated by reference to Exhibit 4.7.1 to RSC Holdings Inc.’s Form 8-K, dated August 24, 2009 (file no. 333-144625))
4	.7.2	Amendment No. 2 to Amended and Restated Stockholders Agreement, dated January 21, 2010 (Incorporated by reference to Exhibit 4.7.2 to RSC Holdings Inc.’s Form 8-K, dated January 21, 2010 (file no. 333-144625))
4.8		Indenture, dated as of July 1, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC, Wells Fargo Bank, National Association, as Trustee, and Deutsche Bank AG, New York Branch, as Note Collateral Agent (Incorporated by reference to Exhibit 4.1 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.9		First Amendment to Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch, as U.S. collateral agent under the First-Lien Loan Documents (as defined therein) (Incorporated by reference to Exhibit 4.2 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.10		First Lien Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as U.S. collateral agent under the Senior Loan Documents (as defined therein) and as collateral agent under the First Lien Last Out Note Documents (as defined therein) (Incorporated by reference to Exhibit 4.3 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.11		Collateral Agreement, dated as of July 1, 2009, by and between RSC Equipment Rental, Inc., RSC Holdings III, LLC, certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch, as Note Collateral Agent (Incorporated by reference to Exhibit 4.4 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.12		Indenture, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Wells Fargo Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.4 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.13		Registration Rights Agreement, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Deutsche Bank Securities Inc. and the other initial purchasers named therein (Incorporated by reference to Exhibit 4.5 to RSC Holdings Inc.’s Form 8-K, dated July 7, 2009 (file no. 333-144625))
5.1		Opinion of Debevoise & Plimpton LLP
5.2		Opinion of General Counsel of RSC Equipment Rental, Inc.
5.3		Opinion of Richards, Layton and Finger, P.A.

Exhibit
Number	Description

10.1	RSC Holdings Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 10.9 to RSC Holdings Inc.’s Form S-1, Amendment No. 3, dated April 18, 2007 (file no. 333-140644))
10.2	Amended and Restated RSC Holdings Stock Incentive Plan (Incorporated by reference to Exhibit B to RSC Holdings Inc.’s Definitive Proxy Statement on Schedule 14A, dated April 18, 2008 (file no. 001-33485))
10.3	Form of Employee Stock Option Agreement (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.4	Form of Employee Stock Subscription Agreement (Incorporated by reference to Exhibit 10.3 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.5	Form of Employment Agreement with executive officers (Incorporated by reference to Exhibit 10.4 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.6	Indemnification Agreement, dated as of November 27, 2006, by and among Atlas Copco North America Inc., RSC Equipment Rental, Inc., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC, OHCP II RSC COI, LLC, Ripplewood Holdings L.L.C., Oak Hill Capital Management LLC and Atlas Copco Finance S.à.r.l. (Incorporated by reference to Exhibit 10.5 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.7	Monitoring Agreement, dated as of November 27, 2006, by and among RSC Holdings Inc., RSC Equipment Rental, Inc., Ripplewood Holdings L.L.C. and Oak Hill Capital Management, LLC (Incorporated by reference to Exhibit 10.6 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.8	Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, Citicorp North America, Inc., Bank of America, N.A., LaSalle Business Credit, LLC and Wachovia Capital Finance Corporation (Western) (Incorporated by reference to Exhibit 10.7 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated March 26, 2007 (file no. 333-140644))
10.9	Second Lien Term Loan Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, Citicorp North America, Inc., GE Capital Markets, Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and General Electric Capital Corporation (Incorporated by reference to Exhibit 10.8 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated March 26, 2007 (file no. 333-140644))
10.10	Cost Reimbursement Agreement, dated May 29, 2007, with Ripplewood Holdings L.L.C. (Incorporated by reference to Exhibit 10.11 to RSC Equipment Rental, Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
10.11	Cost Reimbursement Agreement, dated May 29, 2007, with Oak Hill Capital Management LLC (Incorporated by reference to Exhibit 10.11 to RSC Equipment Rental, Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
10.12	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.10 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated May 21, 2007 (file no. 333-140644))
10.13	RSC Holdings Inc. 2007 Annual Incentive Plan (Incorporated by reference to Exhibit 10.9 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated April 18, 2007 (file no. 333-140644))
10.14	Form of Director Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.12 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated May 21, 2007 (file no. 333-140644))

Exhibit
Number	Description

10.15	Executive Employment and Non-competition Agreement by and between David Mathieson and RSC Holdings Inc. effective January 2, 2008 (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated December 3, 2007 (file no. 333-140625))
10.16	RSC Non-Qualified Deferred Compensation Savings Plan (Incorporated by reference to Exhibit 10.14 to RSC Holdings Inc.’s Form 10-K, dated February 25, 2009 (file no. 001-33485))
10.17	Form of First Amendment to the Amended and Restated Executive Employment and Noncompetition Agreement—President and Chief Executive Officer (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated March 5, 2009 (file no. 333-144625))
10.18	Form of First Amendment to the Executive Employment and Noncompetition Agreement—Senior Vice President (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form 8-K, dated March 5, 2009 (file no. 333-144625))
10.19	First Amendment to Credit Agreement, dated as of June 26, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
10.20	Second Amendment to Credit Agreement, dated as of July 30, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated July 31, 2009 (file no. 333-144625))
10.21	First Amendment to Second-Lien Term Loan Credit Agreement, dated as of August 21, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated August 24, 2009 (file no. 333-144625))
10.22	First Amendment to Amended and Restated Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. collateral agent and U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent and Canadian collateral agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated November 17, 2009 (file no. 333-144625))
10.23	Second Amendment to Second-Lien Term Loan Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form 8-K, dated November 17, 2009 (file no. 333-144625))
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of subsidiaries (Incorporated by reference to Exhibit 21.1 to RSC Holdings Inc.’s Form 10-K, Amendment No. 1, dated February 18, 2010 (file no. 001-33485))
23.1	Consent of KPMG LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)
23.3	Consent of General Counsel of RSC Equipment Rental, Inc. (included in Exhibit 5.2)
23.4	Consent of Richards, Layton and Finger, P.A. (included in Exhibit 5.3)

Exhibit
Number	Description

24.1	Power of Attorney (RSC Equipment Rental, Inc.)
24.2	Power of Attorney (RSC Holdings III, LLC)
25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (11) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, RSC Equipment Rental, Inc. has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale in the State of Arizona, on March 26, 2010.

RSC EQUIPMENT RENTAL, INC.

By:	/s/ Kevin J. Groman
Name:     Kevin J. Groman

Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 26, 2010 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Erik Olsson Erik Olsson	Chief Executive Officer, President and Director (Principal Executive Officer)	March 26, 2010

/s/ David Mathieson David Mathieson	Chief Financial Officer(Principal Financial and Principal Accounting Officer)	March 26, 2010

* Denis Nayden	Chairman of the Board, Director	March 26, 2010

* J. Taylor Crandall	Director	March 26, 2010

* Edward Dardani	Director	March 26, 2010

* Pierre E. Leroy	Director	March 26, 2010

* John R. Monsky	Director	March 26, 2010

* James H. Ozanne	Director	March 26, 2010

* Donald C. Roof	Director	March 26, 2010

	Director	March 26, 2010

*By: /s/ Kevin J. Groman Kevin J. Groman Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, RSC Holdings III, LLC has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale in the State of Arizona, on March 26, 2010.

RSC HOLDINGS III, LLC

By:
/s/  Kevin J. Groman
Name:     Kevin J. Groman

Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 26, 2010 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Erik Olsson Erik Olsson	Chief Executive Officer and President of RSC Holdings III, LLC and Director of RSC Holdings Inc. (Principal Executive Officer)	March 26, 2010

/s/ David Mathieson David Mathieson	Chief Financial Officer of RSC Holdings III, LLC (Principal Financial and Principal Accounting Officer)	March 26, 2010

* Denis Nayden	Chairman of the Board, Director of RSC Holdings Inc.	March 26, 2010

* J. Taylor Crandall	Director of RSC Holdings Inc.	March 26, 2010

* Edward Dardani	Director of RSC Holdings Inc.	March 26, 2010

* Pierre E. Leroy	Director of RSC Holdings Inc.	March 26, 2010

* John R. Monsky	Director of RSC Holdings Inc.	March 26, 2010

* James H. Ozanne	Director of RSC Holdings Inc.	March 26, 2010

* Donald C. Roof	Director of RSC Holdings Inc.	March 26, 2010

*By: /s/ Kevin J. Groman Kevin J. Groman Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Recapitalization Agreement, dated as of October 6, 2006, by and among Atlas Copco AB, Atlas Copco Finance S.à.r.l., Atlas Copco North America Inc., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC (Incorporated by reference to Exhibit 2.1 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
3.1	Articles of Incorporation of RSC Equipment Rental, Inc. (Incorporated by reference to Exhibit 3.1 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.2	Articles of Amendment to the Articles of Incorporation of RSC Equipment Rental, Inc. (Incorporated by reference to Exhibit 3.2 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.3	Amended and Restated By-Laws of RSC Equipment Rental, Inc., adopted January 21, 2010 (Incorporated by reference to Exhibit 3.2 to RSC Holdings Inc.’s Form 8-K, dated January 27, 2010 (file no. 333-144615))
3.4	Certificate of Formation of RSC Holdings III, LLC (Incorporated by reference to Exhibit 3.4 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.5	Amended and Restated Limited Liability Company Agreement of RSC Holdings III, LLC (Incorporated by reference to Exhibit 3.5 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.6	Certificate of Amendment to Certificate of Formation of RSC Holdings III, LLC
4.1	Indenture, dated as of November 27, 2006, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 4.1 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.2	Registration Rights Agreement, dated November 27, 2006, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and GE Capital Markets, Inc. (Incorporated by reference to Exhibit 4.2 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.3	U.S. Guarantee and Collateral Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc. and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time, Deutsche Bank AG, New York Branch, as collateral agent and administrative agent (Incorporated by reference to Exhibit 4.5 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.4	Canadian Security Agreement, dated as of November 27, 2006, by and among Rental Service Corporation of Canada Ltd., Deutsche Bank AG, Canada Branch as Canadian collateral agent (Incorporated by reference to Exhibit 4.6 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.5	Guarantee and Collateral Agreement, dated as of November 27, 2006, by and between RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch as collateral agent and administrative agent (Incorporated by reference to Exhibit 4.7 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.6	Intercreditor Agreement, dated as of November 27, 2006, by and among RSC Holdings, II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch as U.S. collateral agent under the first-lien loan documents and Deutsche Bank AG, New York Branch in its capacity as collateral agent under the second-lien loan documents (Incorporated by reference to Exhibit 4.8 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.7	Amended and Restated Stockholders Agreement (Incorporated by reference to Exhibit 4.7 to RSC Holdings Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))

Exhibit
Number		Description

4	.7.1	Amendment No. 1 to Amended and Restated Stockholders Agreement, dated August 24, 2009 (Incorporated by reference to Exhibit 4.7.1 to RSC Holdings Inc.’s Form 8-K, dated August 24, 2009 (file no. 333-144625))
4	.7.2	Amendment No. 2 to Amended and Restated Stockholders Agreement, dated January 21, 2010 (Incorporated by reference to Exhibit 4.7.2 to RSC Holdings Inc.’s Form 8-K, dated January 21, 2010 (file no. 333-144625))
4.8		Indenture, dated as of July 1, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC, Wells Fargo Bank, National Association, as Trustee, and Deutsche Bank AG, New York Branch, as Note Collateral Agent (Incorporated by reference to Exhibit 4.1 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.9		First Amendment to Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch, as U.S. collateral agent under the First-Lien Loan Documents (as defined therein) (Incorporated by reference to Exhibit 4.2 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.10		First Lien Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as U.S. collateral agent under the Senior Loan Documents (as defined therein) and as collateral agent under the First Lien Last Out Note Documents (as defined therein) (Incorporated by reference to Exhibit 4.3 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.11		Collateral Agreement, dated as of July 1, 2009, by and between RSC Equipment Rental, Inc., RSC Holdings III, LLC, certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch, as Note Collateral Agent (Incorporated by reference to Exhibit 4.4 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.12		Indenture, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Wells Fargo Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.4 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.13		Registration Rights Agreement, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Deutsche Bank Securities Inc. and the other initial purchasers named therein (Incorporated by reference to Exhibit 4.5 to RSC Holdings Inc.’s Form 8-K, dated July 7, 2009 (file no. 333-144625))
5.1		Opinion of Debevoise & Plimpton LLP
5.2		Opinion of General Counsel of RSC Equipment Rental, Inc.
5.3		Opinion of Richards, Layton and Finger, P.A.
10.1		RSC Holdings Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 10.9 to RSC Holdings Inc.’s Form S-1, Amendment No. 3, dated April 18, 2007 (file no. 333-140644))
10.2		Amended and Restated RSC Holdings Stock Incentive Plan (Incorporated by reference to Exhibit B to RSC Holdings Inc.’s Definitive Proxy Statement on Schedule 14A, dated April 18, 2008 (file no. 001-33485))
10.3		Form of Employee Stock Option Agreement (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.4		Form of Employee Stock Subscription Agreement (Incorporated by reference to Exhibit 10.3 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.5		Form of Employment Agreement with executive officers (Incorporated by reference to Exhibit 10.4 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))

Exhibit
Number	Description

10.6	Indemnification Agreement, dated as of November 27, 2006, by and among Atlas Copco North America Inc., RSC Equipment Rental, Inc., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC, OHCP II RSC COI, LLC, Ripplewood Holdings L.L.C., Oak Hill Capital Management LLC and Atlas Copco Finance S.à.r.l. (Incorporated by reference to Exhibit 10.5 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.7	Monitoring Agreement, dated as of November 27, 2006, by and among RSC Holdings Inc., RSC Equipment Rental, Inc., Ripplewood Holdings L.L.C. and Oak Hill Capital Management, LLC (Incorporated by reference to Exhibit 10.6 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.8	Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, Citicorp North America, Inc., Bank of America, N.A., LaSalle Business Credit, LLC and Wachovia Capital Finance Corporation (Western) (Incorporated by reference to Exhibit 10.7 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated March 26, 2007 (file no. 333-140644))
10.9	Second Lien Term Loan Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, Citicorp North America, Inc., GE Capital Markets, Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and General Electric Capital Corporation (Incorporated by reference to Exhibit 10.8 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated March 26, 2007 (file no. 333-140644))
10.10	Cost Reimbursement Agreement, dated May 29, 2007, with Ripplewood Holdings L.L.C. (Incorporated by reference to Exhibit 10.11 to RSC Equipment Rental, Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
10.11	Cost Reimbursement Agreement, dated May 29, 2007, with Oak Hill Capital Management LLC (Incorporated by reference to Exhibit 10.11 to RSC Equipment Rental, Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
10.12	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.10 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated May 21, 2007 (file no. 333-140664))
10.13	RSC Holdings Inc. 2007 Annual Incentive Plan (Incorporated by reference to Exhibit 10.9 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated April 18, 2007 (file no. 333-140644))
10.14	Form of Director Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.12 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated May 21, 2007 (file no. 333-140644))
10.15	Executive Employment and Non-competition Agreement by and between David Mathieson and RSC Holdings Inc. effective January 2, 2008 (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated December 3, 2007 (file no. 333-140625))
10.16	RSC Non-Qualified Deferred Compensation Savings Plan (Incorporated by reference to Exhibit 10.14 to RSC Holdings Inc.’s Form 10-K, dated February 25, 2009 (file no. 001-33485))
10.17	Form of First Amendment to the Amended and Restated Executive Employment and Noncompetition Agreement — President and Chief Executive Officer (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated March 5, 2009 (file no. 333-144625))
10.18	Form of First Amendment to the Executive Employment and Noncompetition Agreement — Senior Vice President (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form 8-K, dated March 5, 2009 (file no. 333-144625))

Exhibit
Number	Description

10.19	First Amendment to Credit Agreement, dated as of June 26, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
10.20	Second Amendment to Credit Agreement, dated as of July 30, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated July 31, 2009 (file no. 333-144625))
10.21	First Amendment to Second-Lien Term Loan Credit Agreement, dated as of August 21, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated August 24, 2009 (file no. 333-144625))
10.22	First Amendment to Amended and Restated Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. collateral agent and U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent and Canadian collateral agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated November 17, 2009 (file no. 333-144625))
10.23	Second Amendment to Second-Lien Term Loan Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form 8-K, dated November 17, 2009 (file no. 333-144625))
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of subsidiaries (Incorporated by reference to Exhibit 21.1 to RSC Holdings Inc.’s Form 10-K, Amendment No. 1, dated February 18, 2010 (file no. 001-33485))
23.1	Consent of KPMG LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)
23.3	Consent of General Counsel of RSC Equipment Rental, Inc. (included in Exhibit 5.2)
23.4	Consent of Richards, Layton and Finger, P.A. (included in Exhibit 5.3)
24.1	Power of Attorney (RSC Equipment Rental, Inc.)
24.2	Power of Attorney (RSC Holdings III, LLC)
25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner